UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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DTE Energy Company
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DTE Energy Company
One Energy Plaza
Detroit, Michigan 48226
2017 Notice of Annual Meeting of Shareholders and Proxy Statement

Meeting Date:	Time:	Location:
Thursday, May 4, 2017	8:00 a.m. Eastern Daylight Time	Boston Harbor Hotel 70 Rowes Wharf Boston, MA 02110
We invite you to attend the annual meeting of DTE Energy Company.
Agenda:

1.	Elect twelve directors;
2.	Ratify the appointment of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as our independent registered public accounting firm for the year 2017;
3.	Provide an advisory vote to approve executive compensation;
4.	Provide an advisory vote on the frequency of advisory votes to approve executive compensation;
5.
Vote on a shareholder proposal to publish an assessment of long-term impacts on the Company’s portfolio of public policies and technological advances consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels; and

6.	Consider any other business that may properly come before the meeting.
Only shareholders of record at the close of business on March 7, 2017, the record date for this meeting, or their representatives authorized by proxy may attend or vote at the meeting.
This 2017 Notice of Annual Meeting, as well as the accompanying Proxy Statement and proxy card, will be first sent or given to our shareholders on or about March 20, 2017.
This year, beginning on or about March 20, 2017, we have conserved resources and reduced costs by mailing a meeting notice to many of our registered and beneficial shareholders containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote online or how to request a paper copy. Shareholders who receive that meeting notice will not receive a paper copy of the Proxy Statement and Annual Report on Form 10-K or a proxy card unless they request one.
Every vote is important. You may vote your shares (1) by telephone, (2) via the Internet, (3) if you received a paper copy, by completing and mailing the enclosed proxy card in the return envelope or (4) in person at the annual meeting. Specific instructions for voting by telephone or via the Internet are attached to the proxy card or to the meeting notice that you received if you did not receive a paper copy. If you attend the meeting and vote at it, your vote at the meeting will replace any earlier vote by telephone, Internet or proxy. If you wish to attend the annual meeting in person, you must register in advance. Please vote your proxy, then follow the instructions on page 72 to pre-register.

By Order of the Board of Directors

Lisa A. Muschong Vice President, Corporate Secretary & Chief of Staff	Gerard M. Anderson Chairman and Chief Executive Officer
March 9, 2017
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 4, 2017:

The Proxy Statement and Annual Report are available to security holders free of charge at
proxydocs.com/dte

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PROXY STATEMENT SUMMARY
DTE Energy Aspiration and System of Priorities

At DTE Energy Company (“DTE Energy,” the “Company,” “we,” “us” or “our”), we aspire to be the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. This aspiration drives everything we do and has led us to develop a system of corporate priorities that guide our daily, monthly and annual plans which help us to achieve this aspiration. Our Board of Directors (the “Board”) evaluates our Company’s and executives’ performance based upon goals that align with this system of priorities and we will refer to this system of priorities as we discuss DTE Energy’s performance and our compensation programs throughout this Proxy Statement.

Excellent
Good
Average
Poor
Top-Decile Customer Satisfaction
Strong Political & Regulatory Context
Superior & Sustainable Financial Performance
Highly Engaged Employees
Distinctive Continuous Improvement Capability
Clear Growth & Value Creation Strategy

Becoming the best-operated energy company means having great corporate governance, competitive compensation and excellent shareholder relations.
Shareholder Engagement
We have continued our shareholder engagement activities this year and, as a result of those discussions, we’ve learned a lot about what is important to our shareholders. Shareholder engagement is a year-round process for us. Every spring we reach out to large shareholders to discuss issues related to proxy season and the proposals to be presented at our annual meeting. In the fall, we conduct another round of conversations to discuss general governance issues and trends. In 2016, the Company held discussions with shareholders who collectively own or exercise voting control over 36.6% of the Company’s outstanding shares. This engagement has helped the Company’s management and Board identify governance and compensation policies and practices that are most important to our shareholders. In addition, the Company routinely contacts shareholders who have submitted proposals for inclusion in our annual proxy statement, in an effort to understand their concerns and to address, where possible, the issues behind their proposals. We will continue to look for opportunities to provide more information about the Company’s approach on topics of interest to shareholders, and to stimulate more conversations with shareholders.

Governance Highlights
The Board is committed to creating long-term value for our shareholders while operating in an ethical, legal, environmentally sensitive and socially responsible manner. The Board follows sound governance practices, some of which are highlighted below. For more detail, see the “Corporate Governance” section of this Proxy Statement.

•	Eleven of twelve director nominees, 92%, are independent; our Chairman & Chief Executive Officer ("CEO") is the only management director.

•	All Board committees are composed exclusively of independent directors.

•
We have implemented a proxy access provision, which makes it possible for a group of shareholders meeting certain criteria to nominate and include in the Company’s proxy materials a candidate for the Board.

•
We have a Lead Independent Director, elected by the independent members of the Board. The Lead Independent Director maintains final approval authority over Board agendas, meeting materials and schedules. The Lead Independent Director is also available for consultation and direct communication with large shareholders.

•	Independent directors met in executive sessions chaired by the Lead Independent Director at five of the eight 2016 Board meetings.

•	All of our directors are elected annually.

•	We have a majority vote requirement for uncontested director elections.

•	The Board and its committees conduct annual self-assessments. In addition, each independent director who has served for one year or more undergoes an annual peer review.

•	Our executive officers and directors are all subject to robust stock ownership requirements.

•	We have instituted anti-hedging policies applicable to all Company directors, officers and employees.

•
Our Board’s Mission and Governance Guidelines recommend that the Board consider diversity of characteristics including experience, gender, race, ethnicity and age when evaluating nominees for the Board.

•	We limit our directors who are CEOs of public companies to a total of not more than three public company boards and all other directors to a total of not more than four public company boards.

In June 2016, the Board amended (i) the Board Mission and Guidelines and (ii) the Officer Code of Business Conduct and Ethics to prohibit our directors and officers from pledging their shares of Company stock as collateral for any loan or indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account.
Performance Highlights
The Company continued to deliver on its objectives to provide strong earnings per share and dividend growth in 2016, while maintaining a strong balance sheet, employee engagement, and improving customer service. Some highlights of the Company’s 2016 performance include:

•	Achieved 7.6% compound operating earnings per share growth from 2012-2016 (see discussion of operating earnings on page 44).

•	Increased our dividend payment to an annualized rate of $3.08 per share in 2016, representing a 5.5% increase over the annualized dividend rate in 2015.

•	Provided our shareholders with a total shareholder return of 217% (indexed with 2011 as the base year = 100%).

•	Delivered Cash From Operations of $2.1 billion in 2016.

•
Achieved outstanding safety results including finishing in the top decile of companies completing the National Safety Council barometer survey and earning the lowest OSHA injury recordable rate in Company history for the second straight year.

•	Achieved top quartile customer satisfaction for both electric and gas residential customers in latest J.D. Power studies.

•	Received Gallup Great Workplace Award for the fourth consecutive year.

•	Completed $1.3 billion acquisition for Gas Storage & Pipelines business.

Executive Compensation Highlights
Our executive compensation programs are designed to be competitive with our peers, have a meaningful performance component linked to the achievement of short-term and long-term goals that align with our shareholders’ long-term interests and encourage executives to have an ownership interest in the Company. Our Chairman and CEO’s total compensation shows strong pay-for-performance alignment with growth in long-term shareholder value creation. Our CEO’s compensation growth trend is consistent with the growth in value of a $100 investment in DTE Energy Company stock made at the beginning of 2011.

CEO Total Compensation $000s	12,604	10,174	12,499
Total Shareholder Return (Indexed, Base Period 2011=100)	177.70	171.00	217.04
The Company’s compensation programs are also designed to clearly align performance objectives for our named executive officers with the interests of shareholders and with management’s system of priorities. Our performance measures are designed to help move our Company towards achieving these priorities. For more details, see our priorities alignment chart in the Compensation Discussion and Analysis Summary on page 35.
Other highlights from our compensation program include:

•
Our CEO received 77% of his 2016 total compensation in contingent, performance-based incentives. For our other named executive officers, the average percentage of contingent, performance-based compensation was 65%. See more details on page 36.

•
Our short-term and long-term performance metrics all tie directly to our system of priorities (see above). These are the same metrics that management uses to assess the Company’s progress toward our aspiration of becoming the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve.

•
Our long-term plan awards include a mix of restricted shares and performance shares designed in part to encourage executive stock ownership. The Board’s Organization and Compensation Committee has not issued stock options under this plan since 2010.

•	Our equity compensation plan forbids buyouts of “underwater” stock options. The Company has never bought or repriced “underwater” stock options.

•
Our equity compensation plan requires a minimum twelve month vesting period for equity awards. The Company’s typical practice is to require a three-year vesting period for equity awards and the Company has never issued equity awards with less than a one-year vesting period.

•
Our Board has adopted a “clawback” policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws, the Company may recover excess performance-based compensation awarded to current or former officers during the three-year period preceding the restatement.

•	Our executive Change-In-Control Severance Agreements do not include excise tax gross-ups.

•
We have eliminated the automatic vesting of equity issued under our Long-Term Incentive Plan upon a change in control of the Company, unless an acquiring or surviving entity fails to replace or affirm the existing equity awards with awards by the surviving company.

Items for Shareholder Vote at this Meeting
At the 2017 Annual Meeting shareholders will vote on the following proposals:
Proposal 1: Elect twelve members of the Board of Directors for one year terms ending in 2018;
Proposal 2: Ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors;
Proposal 3: Provide a nonbinding vote to approve the Company’s executive compensation;
Proposal 4: Provide a nonbinding vote on the frequency of advisory votes to approve executive compensation; and
Proposal 5: Vote on a shareholder proposal to publish an assessment of long-term impacts on the company’s portfolio of public policies and technological advances consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.
Shareholders may vote on any other matter that properly comes before the meeting.

Proposal No.1: Election of Directors
The Board of Directors has nominated twelve directors for election at the 2017 annual shareholder meeting. Directors are elected to serve annual terms which expire when their successors are elected at the next year’s annual shareholder meeting. All of the nominees are currently directors of the Company.
Proxies cannot be voted for more than twelve persons at this meeting. If any nominee becomes unable or unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card have discretionary authority to vote for a substitute nominee or nominees. It is anticipated that all nominees will be available for election. All of the nominees are incumbent directors.

The biographies of each of the nominees below contain information regarding the person’s service as a director, business experience, and director positions held currently or at any time during at least the last five years. The age provided for each director is as of March 9, 2017. In addition to the information presented below regarding each person’s experience, qualifications, attributes, and skills that caused our Corporate Governance Committee and Board to determine that the person should serve as a director, the Board believes that all of the Company’s directors have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen, strategic insight, an ability to exercise sound judgment, and a commitment to service and community involvement. Finally, we value their significant experience on other public company boards of directors and board committees and the diversity that they bring to our Board. The following graphs display information about the skills and experience our Board members bring to their service:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR ELECTION AT THIS MEETING.

Nominees for Election at this Meeting

Gerard M. Anderson Chairman (2011–present) and CEO (2010–present), DTE Energy Company

Previous Experience
	•	DTE Energy Company–President (2004–2013), COO (2005–2010), Executive VP (1997–2004)
	•	McKinsey & Co.–Senior Consultant (1988–1993)
Other Public Boards
Not Independent	•	The Andersons, Inc. (2008–present)
Age: 58	Qualifications for DTE Energy Company Board of Directors
Director since: 2009	•	Energy Industry Experience
DTE Energy Chief Operating Officer for 5 years prior to becoming CEO
	•	Growth and Value Creation
Extensive experience in strategic planning and corporate business development
	•	Operations and Continuous Improvement
Broad experience managing capital-intensive industries

David A. Brandon Chairman and CEO, Toys "R" US, Inc. (2015–present)

Previous Experience
	•	University of Michigan–Athletic Director (2010–2014)
	•	Domino’s Pizza, Inc.–Chairman and CEO (1999–2010)
	•	Valassis Communications, Inc. (a marketing and sales promotion firm)–President and CEO (1989–1998)
Independent	Other Public Boards
Age: 64	•	Domino’s Pizza, Inc. (1999–present)
Director since: 2010	•	Herman Miller, Inc. (2011–present)
DTE Committees:	•	Kaydon Corporation (2004–2013)
• O&C (Chair)	Qualifications for DTE Energy Company Board of Directors
• Finance	•	CEO Experience
Service as chief executive of large public companies
	•	Customer Service and Satisfaction
Extensive experience in marketing and sales
	•	Financial Planning and Review
Strong skill sets in corporate finance and strategic planning
	•	Executive Compensation
Experience in executive compensation and organizational best practices
Corp Gov = Corporate Governance, O&C = Organization and Compensation, Nuc Rev = Nuclear Review, PPRC = Public Policy & Responsibility

W. Frank Fountain, Jr. President, Escambia Enterprises, LLC (an investment and consulting firm)(2012–present)

Previous Experience
	•	Walter P. Chrysler Museum Foundation–Chairman of Board of Directors (2009–2012)
	•	Chrysler, LLC–Senior VP of External Affairs and Public Policy (1998–2008) VP, Government Affairs (1995–1998)
Qualifications for DTE Energy Company Board of Directors
Independent	•	Corporate Governance
Age: 72		Experience as a leader of large business organizations
Director since: 2007	•	Government, Regulatory and Community
DTE Committees:		Strong skills in public policy, government relations, and knowledge of regulatory matters
• Audit	•	Financial Planning and Review
• PPRC (Chair)		Extensive experience with public and financial accounting for complex organizations

Charles G. McClure, Jr. Managing Partner, Michigan Capital Advisors (a private equity firm)(2014–present)

Previous Experience
	•	Meritor, Inc.–Chairman of the Board, CEO and President (2004–2013)
	•	Federal-Mogul Corporation–CEO (2003–2004), President and COO (2001–2003)
	•	Detroit Diesel Corporation–President and CEO (1997–2000)
Independent	Other Public Boards
Age: 63	•	Meritor, Inc. (2004–2013)
Director since: 2012	•	Remy International, Inc. (2015)
DTE Committees:	Qualifications for DTE Energy Company Board of Directors
• Audit	•	CEO Experience
• Nuc Rev		CEO, president and director of several major domestic and international corporations
	•	Operations and Continuous Improvement
Broad knowledge of business and industry
	•	Employee Engagement, Safety and Talent
Extensive proven leadership skills and service on boards of industry organizations

Gail J. McGovern President and CEO, American Red Cross (2008–present)

Previous Experience
	•	Harvard Business School–Professor (2002–2008)
	•	Fidelity Personal Investments (a unit of Fidelity Investments)–President (1998–2002)
Other Public Boards
	•	PayPal Holdings, Inc. (2015–present)
Independent	•	eBay Inc. (2015)
Age: 65	Qualifications for DTE Energy Company Board of Directors
Director since: 2003	•	CEO Experience
DTE Committees:		Top executive of major non-profit organization
• O&C	•	Customer Service and Satisfaction
• Finance		Extensive executive experience in marketing, sales, and customer relations
	•	Growth and Value Creation
Experience in strategic planning and corporate finance

Mark A. Murray Vice Chairman, Meijer, Inc. (2013–present)

Previous Experience
	•	Meijer, Inc.–President (2006–2013), Co-CEO (2013–2016)
	•	Grand Valley State University–President (2001–2006)
	•	State of Michigan–Treasurer (1999–2001)
Independent	•	Michigan State University–VP of Finance and Administration (1998–1999)
Age: 62	Other Public Boards
Director since: 2009	•	Universal Forest Products, Inc. (2004–2016)
DTE Committees:	•	Fidelity Fixed Income and Asset Allocation (2016–present)
• Nuc Rev	Qualifications for DTE Energy Company Board of Directors
• PPRC	•	CEO Experience
President and Co-CEO of a major Michigan-based corporation
	•	Financial Planning and Review
Strategic planning, corporate development, and finance experience
	•	Government, Regulatory and Community
University president and state government official

James B. Nicholson Chairman, PVS Chemicals, Inc. (a chemical manufacturing and distribution company) (2015–present)

Previous Experience
	•	PVS Chemicals, Inc. President and CEO (1979–2015), VP (1972–1979), Treasurer (1977–1979)
	•	National Infrastructure Advisory Council–Member (2006–2015)
Other Public Boards
Independent	•	PrivateBancorp, Inc. (2009–present)
Age: 73	Qualifications for DTE Energy Company Board of Directors
Director since: 2012	•	CEO Experience
DTE Committees:		Lengthy service as chief executive of global business organization
• Corp Gov	•	Corporate Governance
• O&C		Extensive experience with corporate boards and government advisory bodies
• PPRC	•	Employee Engagement, Safety and Talent
Leadership in community and professional organizations; member and chair of many civic and non-profit boards

Charles W. Pryor, Jr. Retired Chairman, Urenco USA, Inc. (2007–2013)

Previous Experience
	•	Urenco Investments–President and CEO (2006–2007)
	•	Urenco, Inc. (a nuclear fuel company)–President and CEO (2003–2006)
	•	Westinghouse Electric Company–Chair of the Board (2002–2003), CEO (1997–2002)
Independent	Other Public Boards
Age: 72	•	BWX Technologies, Inc. (2015–present)
Director since: 1999	•	Progress Energy, Inc. (2007–2012)
DTE Committees:	Qualifications for DTE Energy Company Board of Directors
• Nuc Rev (Chair)	•	Energy Industry Experience
• Finance		Extensive operational and engineering experience in the nuclear and energy industries
	•	Financial Planning and Review
Strong skills in corporate finance, strategic planning and corporate development
	•	Government, Regulatory and Community
Experience managing capital-intensive industries in a highly regulated environment

Josue Robles, Jr. Retired President and CEO, USAA (an insurance and financial services company) (2007–2015)

Previous Experience
	•	USAA–Executive Vice President, Chief Financial Officer and Corporate Treasurer (1994–2007)
	•	U.S. Army–Director of Army Budget (1991–1993), Commanding General, 1st Infantry Division (1993–1994)
Qualifications for DTE Energy Company Board of Directors
Independent	•	CEO Experience
Age: 71		Executive leadership of insurance and financial services company
Director since: 2003	•	Financial Planning and Review
DTE Committees:		Extensive experience with public and financial accounting matters for complex organizations
• Audit (Chair)	•	Risk Management
• Corp Gov		Broad experience in information systems and controls, senior military leadership experience

Ruth G. Shaw Retired Group Executive, Public Policy and President, Duke Nuclear, Duke Energy (2003–2009)

Previous Experience
	•	Duke Energy–Executive Advisor (2007–2009)
	•	Duke Nuclear–Group Executive for Public Policy and President (2006–2007)
	•	Duke Power Company–President and CEO (2003–2006)
Independent	Other Public Boards
Age: 69	•	The Dow Chemical Company (2005–present)
Director since: 2008	•	SPX Corporation (2015–present)
DTE Committees:	Qualifications for DTE Energy Company Board of Directors
• Corp Gov (Chair)	•	Energy Industry Experience
• O & C		Extensive experience in the nuclear and energy industries
• Nuc Rev	•	Corporate Governance
Service on corporate boards and industry associations and organizations
	•	Government, Regulatory and Community
Broad knowledge of regulatory matters, public policy and corporate communications

David A. Thomas H. Naylor Fitzhugh Professor of Business Administration–Harvard Business School (2016–present, 1990–2011)

Previous Experience
	•	Georgetown University McDonough School of Business–Dean and William R. Berkeley Professor of Business Administration (2011–2016)
	•	Wharton School of Finance–Assistant Professor of Management (1986–1990)
Qualifications for DTE Energy Company Board of Directors
Independent	•	Employee Engagement, Safety and Talent
Age: 60		Leadership and research in corporate inclusion and diversity
Director since: 2013	•	Corporate Governance
DTE Committees:		Service on various civic and educational boards, advisor to other corporate boards
• Finance	•	Government, Regulatory and Community
• PPRC		Expertise in executive development and strategic human resource management

James H. Vandenberghe Retired Vice Chairman and former Director, Lear Corporation (1998–2008)

Previous Experience
	•	Lear Corporation–President and COO (1997–1998), CFO (1988–1997, 2006–2007)
Other Public Boards
	•	Lear Corporation (1995–2008)
Independent	•	Federal-Mogul Corporation (2008–2013)
Age: 67	Qualifications for DTE Energy Company Board of Directors
Director since: 2006	•	Growth and Value Creation
DTE Committees:		Extensive experience in strategic planning and managing capital-intensive industries
• Audit	•	Financial Planning and Review
• Corp Gov		Broad experience with public and financial accounting for complex organizations
• Finance (Chair)

Corporate Governance
Governance Guidelines
At DTE Energy, we are committed to operating in an ethical, legal, environmentally sensitive and socially responsible manner, while creating long-term value for our shareholders. The foundation of our governance practices begins at the top, with the DTE Energy Board of Directors Mission and Guidelines (“Governance Guidelines”). The Governance Guidelines set forth the practices the Board follows with respect to Board composition and selection, Board meetings, the performance evaluation and succession planning for DTE Energy’s Chief Executive Officer (“CEO” or “Chief Executive Officer”), Board committees, Board compensation, and communicating with the Board, among other things. The Governance Guidelines are also intended to align the interests of directors and management with those of our shareholders. The following is a summary of the Governance Guidelines, along with other governance practices at DTE Energy.
Election of Directors and Vacancies
The Company has a declassified board of directors. Directors are elected annually for terms which expire upon election of their successor at the next year’s annual shareholder meeting.
If a vacancy on the Board occurs between annual shareholder meetings, the vacancy may be filled by a majority vote of the directors then in office. The new director’s term will expire upon election of their successor at the next year’s annual shareholder meeting.
Under the Governance Guidelines, the Corporate Governance Committee periodically assesses the skills, characteristics and composition of the Board, along with the need for expertise and other relevant factors as it deems appropriate. In light of these assessments, and in light of the standards set forth in the Governance Guidelines, the Corporate Governance Committee may seek candidates with specific qualifications and candidates who satisfy other requirements set by the Board. We believe our Board should be comprised of directors who have had high-level executive experience, have been directors on other boards and have been tested through economic downturns and crises. Industry experience, regional relationships and broad diversity of experience and backgrounds are also factors in Board nominee selection. The Board’s Governance Guidelines confirm that we believe it is desirable for Board members to possess diverse characteristics of gender, race, ethnicity, and age, and we consider these factors in Board evaluation and in the identification of candidates for Board membership. We believe this type of composition enables the Board to oversee the management of the business and affairs of the Company effectively. Information about the skills, experiences and qualifications of our directors is included in their biographies beginning on page 6.
The Corporate Governance Committee considers candidates who have been properly nominated by shareholders, as well as candidates who have been identified by Board members and Company personnel. In addition, the Corporate Governance Committee may use a search firm to assist in the search for candidates and nominees and to evaluate the nominees’ skills against the Board’s criteria. Based on its review of all candidates, the Corporate Governance Committee recommends a slate of director nominees for election at the annual meeting of shareholders. The slate of nominees may include both incumbent and new nominees.

Potential candidates are reviewed and evaluated by the Corporate Governance Committee, and selected candidates go on to be interviewed by one or more Corporate Governance Committee members. An invitation to join the Board is extended by the Board itself, through the Chairman and the Chair of the Corporate Governance Committee.
Under our Bylaws, a group of up to 20 shareholders owning 3% or more of the Company’s outstanding common stock continuously for at least three (3) years may nominate and include in the Company’s proxy materials a candidate for the Board of Directors (a Shareholder Nominee), provided that the shareholder(s) and the nominee satisfy the requirements specified in the Bylaws. The total number of Shareholder Nominees that the Company must include in the Company’s proxy materials in a given year shall not exceed 20% of the number of directors in office at the time of the nomination.

Composition of the Board
Our Governance Guidelines and our Bylaws state that the exact size of the Board will be determined by resolution of the Board from time to time. Our Board currently has twelve members.
Director Independence and Categorical Standards
As a matter of policy and in accordance with New York Stock Exchange (“NYSE”) listing standards, we believe that the Board should consist of a majority of independent directors. The Board must affirmatively determine that a director has no material relationship with the Company, either directly or indirectly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has established the following categorical standards for director independence, which are more stringent than the NYSE independence standards for former Company executives:
A director for whom any of the following is true will not be considered independent:

•	A director who is currently, or has been at any time in the past, an employee of the Company or a subsidiary.

•	A director whose immediate family member is, or has been within the last three years, an executive officer of the Company.

•
A director who receives, or whose immediate family member receives, more than $120,000 in direct compensation from the Company during any twelve-month period within the last three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•
A director who is, or whose immediate family member is, a current partner of a firm that is the Company’s internal or external auditor; the director is a current employee of such a firm; the immediate family member is a current employee of such a firm and personally works on the Company’s audit; or the director or immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•
A director who is employed, or whose immediate family member is employed, or has been employed within the last three years, as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•
A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues is not independent until three years after the company falls below such threshold.

Contributions by the Company to a tax-exempt organization will not be considered to be a material relationship that would impair a director’s independence if a director serves as an executive officer of a tax-exempt organization and, within the preceding three years, contributions in any single fiscal year were less than $1 million or 2% (whichever is greater) of such tax-exempt organization’s consolidated gross revenues.
Applying these standards and considering all relevant facts and circumstances, the Board has affirmatively determined that all of our directors other than Gerard M. Anderson qualify as independent and have no material relationship with the Company. The independent directors are David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe. Mr. Anderson is not an independent director and may be deemed to be an affiliate of the Company under the categorical standards. Mr. Anderson is not considered independent due to his current employment as Chairman and Chief Executive Officer. There were no material relationships that the Board considered when determining the independence of the directors other than Mr. Anderson.

Assessment of Board and Committee Performance
The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. Each Board member also performs an intensive annual peer review of every other director who has served one year or more. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively. The results of the individual peer review are reviewed by the Chair of the Corporate Governance Committee and discussed with the Corporate Governance Committee. The Chair of the Corporate Governance Committee discusses the results of the peer review with individual directors, as directed by the Corporate Governance Committee.
Terms of Office
The Board has not established term limits for directors. We assure the independence and ongoing effectiveness of each independent director through the individualized peer assessment process described above, in which each Board member annually undergoes a rigorous evaluation by the other members. In addition, the Corporate Governance Committee of the Board has established policies that independent directors should not stand for election after attaining the age of 75, unless the Board waives this provision when circumstances exist which make it prudent to continue the service of the particular independent director. Directors who are retired CEOs of the Company or its subsidiaries shall not stand for election after attaining the age of 70. Except for the CEO, who may continue to serve as a director after retirement for so long as he is serving as Chairman, any other employees who are also directors will not stand for re-election after retiring from employment with the Company.
Election of the Chairman and the CEO; Lead Independent Director
Our Bylaws currently provide that the Chairman may simultaneously serve as the CEO of the Company and shall preside at all meetings of the Board. Our Bylaws also provide that the independent members of the Board may elect an independent director as Lead Independent Director, which has been our practice since 2004.
The Board believes it is in the best interests of the Company and shareholders for the Board to have flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on the Company’s circumstances. The Board has strong governance structures and processes in place to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by senior management. The Governance Guidelines and various committee charters provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management.
The Board members have considerable experience and knowledge regarding the challenges and opportunities facing the Company and shareholders. The Board believes, therefore, that separating the roles of Chairman and Chief Executive Officer is unnecessary at this time. The Board believes that Mr. Anderson is well qualified through his experience and expertise to be the person who generally sets the agenda for (subject to the approval of the Lead Independent Director) and leads Board discussions of strategic issues for the Company. Nevertheless, the Board will separate these functions when it considers the separation to be in the best interests of the Company and shareholders.
With both the Chairman and CEO positions held by Mr. Anderson, the Board continues to believe a good governance practice is to elect a Lead Independent Director from the independent directors. The Lead Independent Director will have such responsibilities as required under the NYSE listing standards, as well as such other responsibilities as determined by the Board. The Lead Independent Director serves in that capacity until replaced. There is no defined term of office, and the assignment does not rotate among the directors. On September 18, 2014, the Board unanimously elected James B. Nicholson to serve as Lead Independent Director. The Lead Independent Director’s duties include:

•
Calling regularly scheduled executive sessions; presiding at Board executive sessions of non-management directors or independent directors; and providing feedback regarding such sessions, as appropriate, to the Chairman and the CEO;

•	Serving as the liaison between the Chairman and CEO and the independent directors;

•	Approving the general scope and type of information to be presented at Board meetings;

•	Reviewing shareholder communications addressed to the Board or to the Lead Independent Director;

•	Making himself or herself available if requested by major shareholders, for direct consultation and communication with shareholders;

•	Organizing Board meetings in the absence of the Chairman; presiding at any session of the Board where the Chairman is not present;

•
Designating one or more directors as alternate members of any committee to replace an absent or disqualified member at any committee meeting, provided that, in the event an alternate member is designated for the Audit, Corporate Governance or Organization and Compensation Committee, the designate meets the Company’s categorical standards for director independence and SEC and NYSE requirements;

•	Consulting with the Chairman and CEO in the selection of topics to be discussed when developing the annual Board calendar;

•	Retaining independent advisors in consultation with the Board, on behalf of the Board as the Board determines to be necessary or appropriate;

•	Participating in the Organization and Compensation Committee’s annual review and approval of the CEO’s corporate goals and objectives and evaluation of the CEO’s performance;

•	Approving Board meeting agendas after consulting with the Chairman and CEO and the Corporate Secretary; and

•	Collaborating with the Chairman and CEO and the Corporate Secretary on scheduling Board and committee meetings and approving the schedule of Board and Committee meetings.
Board Meetings and Attendance
The Board met eight times in 2016. All of the incumbent directors attended at least 83% of the Board meetings and the meetings of the committees on which they served, eight of whom had a 100% attendance record. The Board does not have a policy with regard to directors’ attendance at the annual meeting of shareholders. All twelve directors then in office attended last year’s annual meeting.
Executive Sessions
It is the Board’s practice that the independent directors meet in executive session at most regular Board meetings and meet in executive session at other times whenever they believe it appropriate. The independent directors met in executive sessions (sessions without the Chairman and CEO or any representatives of management present) at five of the eight Board meetings in 2016. The independent directors meet in executive session on an annual basis to review the Organization and Compensation Committee’s performance review of the CEO. The Lead Independent Director chairs the executive sessions of the independent directors.
Codes of Business Conduct and Ethics
The DTE Energy Board of Directors Code of Business Conduct and Ethics, the Officer Code of Business Conduct and Ethics and the DTE Energy Way are the standards of behavior for Company directors, officers, and employees. Any waiver of, or amendments to, the Board of Directors Code of Business Conduct and Ethics and the Officer Code of Business Conduct and Ethics as it pertains to the CEO, the Chief Financial Officer, senior financial officers and other Executive Officers, as defined in the “Security Ownership of Directors and Officers” section on page 25, will be disclosed promptly by posting such waivers or amendments on the Company website, dteenergy.com. There were no waivers or amendments during 2016.

Communications with the Board
The Company has established several methods for shareholders or other non-affiliated persons to communicate their concerns to the directors. Concerns regarding auditing, accounting practices, internal controls, or other business ethics issues may be submitted to the Audit Committee through its reporting channel:

By telephone:	By Internet:	By mail:
877-406-9448	ethicsinaction.dteenergy.com	For auditing, accounting, or internal control matters:	For business ethics issues:
		DTE Energy Company	DTE Energy Company
		Audit Committee	Ethics and Employee Issues
		One Energy Plaza	One Energy Plaza
		Room 2431 WCB	Room 2188 WCB
		Detroit, Michigan 48226-1279	Detroit, Michigan 48226-1279
Any other concern may be submitted to the Corporate Secretary by mail for prompt delivery to the Lead Independent Director at:

Lead Independent Director
c/o Corporate Secretary
DTE Energy Company
One Energy Plaza
Room 2386 WCB
Detroit, Michigan 48226-1279
Periodically, we revise our governance information in response to changing regulatory requirements and evolving corporate governance developments. Current copies of the Governance Guidelines, committee charters, categorical standards of director independence and the codes of ethics referred to above are available on our website at dteenergy.com/governance. You can also request a copy of any or all of these documents and a copy of the Company’s Annual Report on Form 10-K, free of charge, by mailing your request to the Corporate Secretary, DTE Energy Company, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279.
The information on the Company’s website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings the Company makes with the SEC.

Committees of the Board of Directors
The Board has standing committees for Audit, Corporate Governance, Finance, Nuclear Review, Organization and Compensation, and Public Policy and Responsibility. The Board committees act in an advisory capacity to the full Board, except that the Organization and Compensation Committee has direct responsibility for the CEO’s goals, performance and compensation along with compensation of other executives, and the Audit Committee has direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Each committee has adopted a charter that clearly establishes the committee’s respective roles and responsibilities. In addition, each committee has authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Corporate Governance, and Organization and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to audit committee members. The Board has also determined that each member of the Organization and Compensation Committee meets the independence requirements under the SEC rules and NYSE listing standards applicable to compensation committee members.

The following is a summary of the terms of each committee’s charter and the responsibilities of its members:
Audit Committee (Six meetings in 2016)

•	Assists the Board in its oversight of the quality and integrity of our accounting, auditing and financial reporting practices and the independence of the independent registered public accounting firm.

•	Reviews scope of the annual audit and the annual audit report of the independent registered public accounting firm.

•	Reviews financial reports, internal controls and financial and accounting risk exposures.

•	Discusses with management (a) earnings press releases and (b) material financial information and earnings guidance.

•	Reviews the policies, programs, performance and activities relating to the Company’s compliance and ethics programs.

•	Reviews accounting policies and system of internal controls.

•	Assumes responsibility for the appointment, replacement, compensation and oversight of the independent registered public accounting firm.

•	Reviews and pre-approves permitted non-audit functions performed by the independent registered public accounting firm.

•	Reviews the scope of work performed by the internal audit staff.

•	Reviews legal or regulatory requirements or proposals that may affect the committee’s duties or obligations.

•	Retains independent outside professional advisors, as needed.
The Board has determined that each member of the Audit Committee is financially literate and independent. The Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that Gen. Robles and Messrs. Fountain and Vandenberghe qualify as “audit committee financial experts” as that term has been defined by the SEC.
Corporate Governance Committee (Four meetings in 2016)

•	Considers the organizational structure of the Board.

•	Identifies and reports to the Board risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk management.

•	Recommends the nominees for directors to the Board.

•	Reviews recommended compensation arrangements for the Board, director and officer indemnification and insurance for the Board.

•	Reviews recommendations for director nominations received from shareholders.

•	Reviews shareholder proposals and makes recommendations to the Board regarding the Company’s response.

•	Reviews best practices in corporate governance and recommends corporate and Board policies/practices, as appropriate.

•	Retains independent outside professional advisors, as needed.
Finance Committee (Seven meetings in 2016)

•	Reviews matters related to capital structure.

•	Reviews major financing plans.

•	Recommends dividend policy to the Board.

•	Reviews financial planning policies and investment strategy.

•	Reviews certain capital expenditures.

•	Reviews insurance and business risk management.

•	Receives reports on the strategy, investment policies, adequacy of funding and performance of post-retirement obligations.

•	Reviews certain potential mergers, acquisitions and divestitures.

•	Reviews investor relations activities.

•	Retains independent outside professional advisors, as needed.

Nuclear Review Committee (Five meetings in 2016)

•	Provides non-management oversight and review of the Company’s nuclear power program.

•	Reviews the financial, operational and business and safety plans and performance at the Company’s nuclear facilities.

•	Reviews the policies, procedures and practices related to health and safety, potential risks, resources and compliance at the Company’s nuclear facilities.

•	Reviews the operating performance and key performance indicators and trends for the Company’s nuclear facilities.

•	Reviews non-financial audit findings related to the Company’s nuclear facilities or personnel.

•	Reviews the impact of changes in regulation on the Company’s nuclear facilities.

•	Retains independent outside professional advisors, as needed.

Organization and Compensation Committee (Four meetings in 2016)

•	Reviews the CEO’s performance and approves the CEO’s compensation.

•	Approves the compensation of certain other executives.

•
Administers the executive incentive plans and oversees the Company’s overall executive compensation and benefit plan philosophy, structure and practices, and the risks involved in executive compensation plans.

•	Reviews and approves executive employment agreements, severance agreements and change-in-control agreements, along with any amendments to those agreements.

•
Assesses and discusses with the Board the relationship between the inherent risk in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

•	Reviews the Compensation Disclosure and Analysis disclosure and recommends inclusion in the Company’s annual report or proxy statement.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s employees and officers.

•	Recommends to the full Board the officers to be elected by the Board.

•	Reviews succession and talent planning.

•	Retains independent outside professional advisors, as needed.

•	Evaluates the independence of the independent compensation consultant at least annually.

•	Reviews and discusses with management transactions with the independent compensation consultant or its affiliates.
Public Policy and Responsibility Committee (Five meetings in 2016)

•	Reviews and advises the Board on current and emerging social, economic, political and environmental issues.

•
Reviews management’s response to risk exposures related to regulatory, social, economic, political, reputational and environmental issues and advises the Board on management’s procedures for assessing, monitoring, controlling and reporting on such exposures.

•	Reviews the Company’s policies on social responsibilities.

•	Reviews the Company’s policies and programs promoting diversity and inclusion among the Company’s suppliers.

•
Reviews the Company’s regulatory strategies and activities (including rate case strategies, rate competitiveness and environmental regulations) as well as its state and federal legislative and political activities and strategies.

•	Reviews reports from management regarding policies and safety issues related to customers and the general public.

•	Retains independent outside professional advisors, as needed.

Board of Directors Risk Oversight Functions
The Board receives, reviews and assesses reports from the Board committees and from management relating to enterprise-level risks. Each Board committee is responsible for overseeing and considering risk issues relating to their respective committee and reporting their assessments to the full Board at each regularly scheduled Board meeting. When granting authority to management, approving strategies and receiving management reports, the Board and committees consider, among other things, the risks we face.
Each Board committee reviews management’s assessment of risk for that committee’s respective area of responsibility. As part of its oversight function, the Board discusses any risk conflicts that may arise between the committees or assigns to a committee risk issues that may arise which do not fall within a specific committee’s responsibilities.

Board Committee	Areas of Risk Oversight
Audit Committee
Overall review of risk issues, policies and controls associated with our overall financial reporting and disclosure process and legal compliance, and review policies on risk control assessment and accounting risk exposure

Finance Committee	Review of financial, capital, credit and insurance risk.
Organization and Compensation Committee
Assess and discuss with the Board the relationship between the inherent risks in executive compensation plans, executive compensation arrangements and executive performance goals and payouts, and how the level of risk corresponds to the Company’s business strategies.

Corporate Governance Committee	Review risks associated with the Company’s governance practices and the interaction of the Company’s governance with enterprise risk-level management.
Nuclear Review Committee	Review risks relating to the operation of our nuclear power facilities.
Public Policy and Responsibility Committee	Review risks associated with regulatory, social responsibility, political activity, economic conditions, reputation, safety and the environment.
All Board committees meet periodically with members of senior management to discuss the relevant risks and challenges facing the Company. In addition to its regularly scheduled Committee meetings, the Audit Committee meets with the Chief Financial Officer, the General Auditor and Chief Risk Officer and the independent registered public accounting firm in executive sessions at least semi-annually, and meets with the General Counsel and the Chief Compliance Officer at least annually in separate executive sessions. The Company’s General Auditor and Chief Risk Officer attends all Audit Committee meetings and meets annually with either the Audit Committee or the full Board to update the members on the Company’s enterprise-level risk management. The General Auditor and Chief Risk Officer also periodically meets with the other Board committees and the full Board as may be required.
The Company also utilizes an internal Risk Management Committee, chaired by the Chairman and CEO and comprised of the Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, General Counsel, Treasurer, General Auditor and Chief Risk Officer and other senior officers. Among other things, the internal Risk Management Committee directs the development and maintenance of comprehensive risk management policies and procedures, and sets, reviews and monitors risk limits on a regular basis for enterprise-level risks, counter-party credit and commodity-based exposures.
The Board believes that the committee structure of risk oversight is in the best interests of the Company and its shareholders. Each committee member has expertise on risks relative to the nature of the committee on which he or she sits. With each committee reporting on risk issues at full Board meetings, the entire Board is in a position to assess the overall risk implications, to evaluate how they may affect the Company and to provide oversight on appropriate actions for management to take.
With regard to risk and compensation programs and policies, the Company’s Energy Trading segment has compensation programs and policies that are structured differently from those in other units within the Company. These compensation programs and policies are designed to discourage excessive risk taking by the Energy Trading employees and are subject to specific written policies and procedures administered by members of the Company’s senior management. The Company has determined that the Energy Trading compensation programs and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

Board of Directors Compensation

Elements of Director Compensation
Employee directors receive no payment for service as directors. The goal of our compensation policies for non-employee directors is to tie their compensation to your interests as shareholders. Accordingly, approximately 50% of a director’s annual compensation is in the form of equity-based compensation, including phantom shares of our common stock. Generally, the compensation program for non-employee directors is reviewed on an annual basis by the Corporate Governance Committee and the Board. This review includes a review of a comparative peer group of companies that is identical to the peer group used to review executive compensation (See “Executive Compensation—Compensation Discussion and Analysis” beginning on page 34). Based on the review completed in December 2016, the Board voted to increase director compensation effective January 1, 2017, as further described below. Additionally, Board and Committee meeting fees are being eliminated to align with current market practice.

Cash Compensation
Cash retainer	$120,000 annually
Lead Independent Director retainer	$25,000 annually
Committee chair retainer	$20,000 annually for Audit Committee Chair; $15,000 annually for Corporate Governance, Finance, Nuclear Review, Organization and Compensation, and Public Policy and Responsibility Committee Chairs
New Member Orientation/Mentor Program	$1,250 and $750 quarterly for the New Member and Mentor, respectively, for the duration of the orientation
Equity Compensation
Upon first election to the Board	1,000 shares of restricted DTE Energy common stock
Annual equity compensation
A variable number of phantom shares of DTE Energy common stock valued at $130,000 annually, with the actual number of phantom shares to be granted each year determined based on the closing price of the Company’s common stock on the first business day of each calendar year(1)

(1)    Phantom shares of DTE Energy common stock are credited to each non-employee director’s account in January of each year. Phantom share accounts are also credited with dividend equivalents which are reinvested into additional phantom shares. For phantom shares granted after 2004, payment of the cash value is made three years after the date of grant unless otherwise deferred by voluntary election of the director. For phantom shares granted before 2005, payment of the cash value occurs only after the date a director terminates his or her service on the Board.

Payment of Non-Employee Director Fees and Expenses
Retainers for non-employee directors are either (i) payable in cash or (ii) at the election of the director, deferred into an account pursuant to the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Non-employee directors may defer up to 100% of their annual retainer into an unfunded deferred compensation plan. Deferred fees may accrue for future payment, with interest accrued monthly at the 5-year U.S. Treasury Bond rate as of the last business day of each month or, at the election of the director, they may be invested in phantom shares of our common stock with all dividend equivalents reinvested.
In addition to the retainers, non-employee directors are reimbursed for their travel expenses incurred in attending Board and committee meetings, along with reimbursement for fees and expenses incurred when attending director education seminars or special meetings requested by management. Non-employee directors of the Company, along with full-time active employees and retirees, are also eligible to participate in the DTE Energy matching gift program, whereby the DTE Energy Foundation matches certain charitable contributions.
Director Life Insurance
The Company provides each non-employee director with group term life insurance in the amount of $20,000 and travel accident insurance in the amount of $100,000.

Director Stock Ownership
We have established stock ownership guidelines for non-employee directors to more closely tie their interests to those of shareholders. Under these guidelines, the Board requires that each director own shares of the Company’s common stock beginning no later than 30 days after election to the Board. In addition, directors are required to own, within five years after initial election to the Board, shares of Company stock having a value equal to two times the sum of a director’s annual cash retainer plus the value of a director’s annual phantom stock compensation. Based on the 2017 director compensation program, a director with five years of service will be required to hold a minimum of $500,000 in stock under these guidelines. This ownership requirement is greater than four times the amount of a director’s cash retainer under the 2017 compensation program. Common stock, time-based restricted stock, and phantom shares held by a director are counted toward fulfillment of this ownership requirement. As of December 31, 2016, all directors met the initial common stock ownership requirement and all those directors who have served as a director for at least five years after their initial election have fulfilled the five-year requirement.

2016 Director Compensation Table
The following table details the compensation earned in 2016 by each of the non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
David A. Brandon	128,500	122,000	158	250,658
W. Frank Fountain, Jr.	126,000	122,000	494	248,494
Charles G. McClure, Jr.	115,000	122,000	158	237,158
Gail J. McGovern	115,000	122,000	1,158	238,158
Mark A. Murray	113,500	122,000	158	235,658
James B. Nicholson	143,000	122,000	1,494	266,494
Charles W. Pryor, Jr.	129,000	122,000	494	251,494
Josue Robles, Jr.	128,000	122,000	494	250,494
Ruth G. Shaw	130,500	122,000	305	252,805
David A. Thomas	116,500	122,000	158	238,658
James H. Vandenberghe	136,500	122,000	305	258,805

(1)	The following table provides a detailed breakdown of the fees earned or paid in cash:

	Fees Earned or Paid in Cash
Name	Board Retainer ($)	Lead Independent Director/Committee Chair Retainers ($)	Meeting Fees ($)	Total ($)
David A. Brandon	82,500	15,000	31,000	128,500
W. Frank Fountain, Jr.	82,500	12,500	31,000	126,000
Charles G. McClure, Jr.	82,500	—	32,500	115,000
Gail J. McGovern	82,500	—	32,500	115,000
Mark A. Murray	82,500	—	31,000	113,500
James B. Nicholson	82,500	25,000	35,500	143,000
Charles W. Pryor, Jr.	82,500	12,500	34,000	129,000
Josue Robles, Jr.	82,500	20,000	25,500	128,000
Ruth G. Shaw	82,500	12,500	35,500	130,500
David A. Thomas	82,500	—	34,000	116,500
James H. Vandenberghe	82,500	12,500	41,500	136,500

Messrs. Brandon and Nicholson elected to defer 100% of the fees detailed above into the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees. Meeting fees include fees for any official Company business or special services that may be required by the Company, which are paid the equivalent of committee meeting fees per day.

(2)
These amounts represent the dollar amounts of compensation cost for 2016 in accordance with ASC Topic 718 and, as such, include costs recognized in the financial statements with respect to phantom shares and shares of restricted stock granted. Because the phantom shares are 100% vested (with a mandatory three-year deferral) on the grant date, the ASC Topic 718 expense equals the grant date fair value as of January 4, 2016. The grant date fair value of $79.14 was the closing price of the Company stock on January 4, 2016. For all of the non-employee directors, this amount is $122,000 in phantom shares of DTE Energy stock granted on January 4, 2016, subject to a three-year payment deferral. Based on the grant date fair value of $79.14, this grant equated to a grant of 1,540 phantom shares.

Outstanding equity awards as of December 31, 2016 are as follows:

Name	Phantom Shares in Equity Plan	Phantom Shares in Deferred Fee Plan	Restricted Stock
David A. Brandon	4,807	5,043	—
W. Frank Fountain, Jr.	19,479	12,630	—
Charles G. McClure, Jr.	4,807	—	—
Gail J. McGovern	26,714	—	—
Mark A. Murray	4,807	—	—
James B. Nicholson	6,659	4,365	—
Charles W. Pryor, Jr.	36,627	—	—
Josue Robles, Jr.	6,569	—	—
Ruth G. Shaw	4,807	—	—
David A. Thomas	4,807	—	—
James H. Vandenberghe	4,807	2,619	—

(3)
This amount is the total of the premiums paid for the group-term life insurance provided to the non-employee directors by the Company and all contributions made by the DTE Energy Foundation under the Company matching program.

Information on Company Executive Officers
Under our Bylaws, the officers of DTE Energy are elected annually by the Board of Directors, each to serve until his/her successor is elected and qualified, or until his/her resignation or removal. The current executive officers of the Company elected by the Board are as follows:

Name	Age(1)	Present Position	Present Position Held Since
Gerard M. Anderson	58	Chairman of the Board and Chief Executive Officer	12/30/2013	(2)
Donna M. England	58	Chief Accounting Officer	9/1/2012	(2)
Steven E. Kurmas	61	Vice Chairman	4/4/2016	(2)
Trevor F. Lauer	52	President and Chief Operating Officer, DTE Electric Company	4/4/2016	(2)
David E. Meador	59	Vice Chairman and Chief Administrative Officer	1/1/2014	(2)
Lisa A. Muschong	47	Vice President, Corporate Secretary and Chief of Staff	11/2/2015	(2)
Gerardo Norcia	54	President and Chief Operating Officer, DTE Energy Company	4/4/2016	(2)
Peter B. Oleksiak	50	Senior Vice President and Chief Financial Officer	1/1/2014	(2)
Bruce D. Peterson	60	Senior Vice President and General Counsel	6/25/2002
David Ruud	50	President—Power and Industrial	12/30/2013	(2)
Larry E. Steward	64	Senior Vice President, Human Resources	12/30/2013	(2)
Mark W. Stiers	54	President & Chief Operating Officer, DTE Gas Company	12/30/2013	(2)

(1)	As of March 9, 2017.

(2)	These executive officers have held various other positions at DTE Energy for five or more years.

Compensation Committee Interlocks and Insider Participation
During 2016, the Organization and Compensation Committee consisted of Dr. Shaw, Messrs. Brandon and Nicholson and Ms. McGovern. No member of the Organization and Compensation Committee serves as an officer or employee of the Company or any of its subsidiaries nor has any member of the Organization and Compensation Committee formerly served as an officer of the Company or any of its subsidiaries. During 2016, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers served either on the Board or on the Organization and Compensation Committee of the Company.

Indemnification and Liability
Pursuant to Article VI of our Articles of Incorporation, to the fullest extent permitted by law, no director of the Company shall be personally liable to the Company or its shareholders in the performance of his/her duties.
Article VII of our Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer, or each person who is or was serving or who had agreed to serve at the request of the Board as an employee or agent of the Company, or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the fullest extent permitted by law. We have entered into indemnification agreements with each of our directors and executive officers. These agreements require the Company to indemnify such individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company.
The Company, the directors and officers in their capacities as such are insured against liability for alleged wrongful acts (to the extent defined) under twelve insurance policies providing aggregate coverage in the amount of $245 million.

Security Ownership of Directors and Officers

The following table sets forth information as of December 31, 2016, with respect to beneficial ownership of common stock, phantom stock, performance shares, and options exercisable within 60 days for (i) each of our directors and nominees for director, (ii) our Chairman and Chief Executive Officer, Senior Vice President and Chief Financial Officer and the three other highest paid executive officers (together, the “Named Executive Officers”), and (iii) all executive officers and directors as a group. Executive officers for this purpose are those individuals defined as executive officers under Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise indicated, each of the named individuals has sole voting and/or investment power over the shares identified. To our knowledge, no member of our management team or director was a beneficial owner of one percent or more of the outstanding shares of common stock as of December 31, 2016.
Amount and Nature of Beneficial Ownership as of December 31, 2016

Name of Beneficial Owners	Common Stock(1)	Phantom Stock(2)	Options Exercisable Within 60 Days	Other Shares That May Be Acquired(3)
Gerard M. Anderson	436,227	12,570	138,389	181,556
David A. Brandon	1,000	9,850	—	—
W. Frank Fountain, Jr.	1,000	32,109	—	—
Charles G. McClure, Jr.	1,000	4,807	—	—
Gail J. McGovern	—	26,714	—	—
Mark A. Murray	1,000	4,807	—	—
James B. Nicholson	4,200	11,024	—	—
Charles W. Pryor, Jr.	300	36,627	—	—
Josue Robles, Jr.	1,000	6,569	—	—
Ruth G. Shaw	3,500	4,807	—	—
David A. Thomas	1,000	4,807	—	—
James H. Vandenberghe	2,000	7,426	—	—
Steven E. Kurmas	95,742	1,671	—	50,136
David E. Meador	119,350	—	—	47,060
Gerardo Norcia	101,343	1,247	—	45,975
Peter B. Oleksiak	34,561	—	—	29,392
Directors and Executive Officers as a group —23 persons	952,480	169,753	138,389	446,346

(1)	Includes directly held common stock, restricted stock and shares held pursuant to the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan).

(2)
Shares of phantom stock are acquired as follows: (a) by non-employee directors (i) as compensation under the DTE Energy Company Deferred Stock Compensation Plan for Non-Employee Directors and (ii) through participation in the DTE Energy Company Plan for Deferring the Payment of Directors’ Fees and (b) by executive officers pursuant to the (i) DTE Energy Company Supplemental Savings Plan, (ii) DTE Energy Company Executive Deferred Compensation Plan (this plan was closed effective as of January 1, 2007 for future deferrals; none of the Named Executive Officers participate in the plan) and (iii) DTE Energy Company Executive Supplemental Retirement Plan. Shares of phantom stock may be paid out in either cash or stock.

(3)
Represents performance shares under the Long-Term Incentive Plan (as described beginning on page 46) that entitle the executive officers to receive shares or cash equivalents (or a combination thereof) in the future if certain performance measures are met. The performance share numbers assume that target levels of performance are achieved. The number of performance shares reflected in the table includes an increase from the original grant amount, assuming full dividend reinvestment at the fair market value on the dividend payment date. Performance shares are not currently outstanding shares of our common stock and are subject to forfeiture if the performance measures are not achieved over a designated period of time. Executive officers do not have voting or investment power over the performance shares until performance measures are achieved. See the discussion in “Long-Term Incentives - Performance Shares Granted in 2016” beginning on page 47.

Prohibition on Pledging and Hedging Company Securities
The Company maintains policies which expressly prohibit hedging Company securities by all employees, executive officers and directors of the Company and its subsidiaries. For purposes of these policies, hedging includes purchases and sales of derivatives based upon Company securities. Our directors and officers are also prohibited from pledging their shares of Company stock as collateral for any loan or indebtedness. This prohibition includes, but is not limited to, holding such shares in a margin account.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and certain 10% shareholders (if any) to file reports of ownership and changes in ownership with respect to our securities with the SEC and to furnish copies of these reports to us. We reviewed the filed reports and written representations from our directors and executive officers regarding the necessity of filing reports.
Based upon our review, all of our current executive officers’ and directors’ required Section 16 filings during 2016 were filed on a timely basis, except for the following: Trevor F. Lauer, President and Chief Operating Officer of DTE Electric Company, filed one Form 4 reporting one transaction three days late.

Security Ownership of Certain Beneficial Owners
The following table sets forth information regarding the only persons or groups known to the Company to be beneficial owners of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	18,392,008	(1)	10.2%
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, New York 10055	15,435,718	(2)	8.6%
Common Stock	State Street Corporation One Lincoln Street Boston, Massachusetts 02111	9,247,662	(3)	5.2%

(1)
Based on information contained in Schedule 13G/A filed on February 9, 2017. Shares listed as beneficially owned by Vanguard are owned by the following entities: The Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd. and The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 296,907 shares, sole dispositive power with respect to 18,069,976 shares, shared dispositive power with respect to 322,032 shares and is deemed to beneficially own 18,392,008 shares.

(2)
Based on information contained in Schedule 13G/A filed on January 23, 2017. Shares listed as beneficially owned by BlackRock are owned by the following entities: BlackRock Advisors, LLC, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., Black Rock (Singapore) Limited, BlackRock Fund Managers Ltd, BlackRock Life Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited,

BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Capital Management, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co Ltd, BlackRock Investment Management (UK) Ltd, iShares (DE) I Investmentaktiengesellschaft mit Teilgesellschaftsvermogen. BlackRock Inc. has sole dispositive power with respect to 15,435,718 shares, sole voting power with respect to 13,638,154 shares, and is deemed to beneficially own 15,435,718 shares.

(3)
Based on information contained in Schedule 13G filed on February 6, 2017. Shares listed as beneficially owned by State Street are owned by the following entities: State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors, Australia, Limited, State Street Global Advisors (Asia) Limited, State Street Global Advisors (Japan) Co., LTD and State Street Global Advisors France, S.A. State Street Corporation has shared voting power with respect to 9,247,662 shares, shared dispositive power with respect to 9,247,662 shares, and is deemed to beneficially own 9,247,662 shares.

Certain Relationships and Related Transactions
Related-person transactions have the potential to create actual or perceived conflicts of interest. The Company has policies in place to address related-party transactions. In addition, our Corporate Governance Committee and Audit Committee review potential dealings or transactions with related parties. In conducting such reviews, the committees consider various factors they deem appropriate, which may include (i) the identity of the related party and his or her relationship to the Company, (ii) the nature and size of the transaction, including whether it involved the provision of goods or services to the Company that are unavailable from unrelated third parties and whether the transaction is on terms that are comparable to the terms available from unrelated third parties, (iii) the nature and size of the related party’s interest in the transaction, (iv) the benefits to the Company of the transaction and (v) whether the transaction could involve an apparent or actual conflict of interest with the Company.
In general, employees and directors may not be involved in a business transaction where there is a conflict of interest with the Company. The DTE Energy Way requires non-officer employees to report conflicts of interest or potential conflicts of interest to their respective superiors; the Officer Code of Conduct and Ethics requires officers to report conflicts of interest or potential conflicts of interest to the Company’s General Counsel or to the Company’s Board of Directors; and the Board of Directors Code of Business Conduct and Ethics requires directors to disclose conflicts of interest or potential conflicts of interest to the Company’s Corporate Governance Committee or the Chairman of the Board. For directors and officers, any waivers of the Company’s conflict of interest policy must be approved by the Board or a Board committee, as required under the Officer Code of Conduct and Ethics or Board of Directors Code of Business Conduct and Ethics, disclosed to shareholders and posted to our website at dteenergy.com/ethics.

Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm
Subject to ratification by the shareholders, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2017 and to perform other audit-related services. Following the Audit Committee’s appointment, the Board voted unanimously to recommend that our shareholders vote to ratify the Audit Committee’s selection of PwC as our independent auditors for 2017.
The reports of PwC on the consolidated financial statements of DTE Energy for the year ended December 31, 2016 and for the year ended December 31, 2015 did not contain adverse opinions or a disclaimer of opinions and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the Company’s two most recent fiscal years, ended December 31, 2016 and 2015, and from January 1, 2017 through February 9, 2017, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on the Company’s consolidated financial statements for such years.
During the Company’s two most recent fiscal years, ended December 31, 2016 and 2015 and from January 1, 2017 through February 9, 2017, there were no “reportable events” as defined under Item 304(a)(1)(v) of Regulation S-K.
Representatives of PwC will be present at the annual meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.
Fees to the Independent Registered Public Accounting Firm
The following table presents fees for professional services rendered by PwC for the audit of the Company’s consolidated annual financial statements for the years ended December 31, 2016 and December 31, 2015, and fees billed for other services rendered by PwC during those periods.

	2016	2015
Audit fees(1)	$6,670,406	$6,341,998
Audit related fees(2)	1,280,053	1,267,202
Tax fees(3)	248,484	141,832
All other fees(4)	1,179,766	1,388,730
Total	$9,378,709	$9,139,762

(1)
Represents fees for professional services performed by PwC for the audits of the Company’s consolidated annual financial statements included in the Company’s Form 10-K, review and audit of the Company’s internal control over financial reporting, the review of consolidated financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with regulatory filings or engagements. Audit fees are presented on an Audit Year basis in accordance with SEC guidelines and include an estimate of fees incurred for the most recent Audit Year.

(2)	Represents the aggregate fees billed for audit-related services and various attest services.

(3)	Represents fees billed for tax services, including tax reviews and planning.

(4)	Represents consulting services for the purpose of providing advice and recommendations.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding the independence of the registered public accounting firm, the Audit Committee is responsible for appointing, approving professional service fees of, and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engaging the independent registered public accounting firm to perform specific services, the Audit Committee pre-approves these services by category of service. The Audit Committee may delegate to the Chair of the Audit Committee, or to one or more other designated members of the Audit Committee, the authority to grant pre-approvals of all permitted services or classes of these permitted services to be provided by the independent registered public accounting firm up to, but not exceeding, a pre-defined limit. The decisions of the designated member to pre-approve a permitted service are reported to the Audit Committee at each scheduled meeting. At least quarterly, the Audit Committee reviews:

•	A report summarizing the services, or groupings of related services, including fees, provided by the independent registered public accounting firm.

•	A listing of new services requiring pre-approval, if any.

•
As appropriate, an updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the independent registered public accounting firm.

All audit, audit-related, tax and other services performed by PwC were pre-approved by the Audit Committee in accordance with the regulations of the SEC. The Audit Committee considered and determined that the provision of the non-audit services by PwC during 2016 was compatible with maintaining independence of the registered public accounting firm.

Report of the Audit Committee
The purpose of the Audit Committee is to assist the Board’s oversight of the integrity of the Company’s consolidated financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm’s qualifications and independence and the performance of the Company’s internal audit function. All members of the Audit Committee meet the criteria for independence as defined in our categorical standards and the audit committee independence requirements under the SEC rules. The Audit Committee Charter also complies with requirements of the NYSE.
Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management is also responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm is responsible for auditing these consolidated financial statements and expressing an opinion as to their conformity with GAAP. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the consolidated financial statements or internal control over financial reporting or guarantee the independent registered public accounting firm’s reports. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the reports of the independent registered public accounting firm.
The Audit Committee discussed with PwC the matters required to be discussed by audit standards, SEC regulations and NYSE requirements. Disclosures were received from PwC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board and discussed with them. The Audit Committee has considered whether the services provided by PwC other than those services relating to audit services are compatible with maintaining PwC’s independence. The Audit Committee has concluded that such services have not impaired PwC’s independence. The Audit Committee reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016. The Audit Committee reviewed and discussed Management’s Report on Internal Control over Financial Reporting as of December 31, 2016 with management and PwC. Based on the review and discussions noted above, the Audit Committee recommended to the Board that Management’s Report on Internal Control over Financial Reporting as of December 31, 2016 be included in the Company’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2016.
Audit Committee
Josue Robles, Jr., Chair
W. Frank Fountain, Jr.
Charles G. McClure, Jr.
James H. Vandenberghe
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Proposal No. 3 — Advisory Proposal — Nonbinding Vote to Approve Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires the Company to provide shareholders with an opportunity to vote to approve, on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this proxy statement and in the tabular and narrative disclosure regarding Named Executive Officer compensation, all contained under the heading “Executive Compensation” in this proxy statement.
The Company’s executive compensation program is designed to include elements of cash and equity-based compensation to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We emphasize competitive, performance-based compensation to attract and retain talented executives and align the interests of our executives with those of our shareholders. At each of the 2016 and 2015 annual meetings, 96.2% and 87.3%, respectively, of voting shareholders approved the compensation of the Named Executive Officers.
Shareholders have in the past approved the incentive plans that we use to motivate and reward our executives, including the Annual Incentive Plan, the Long-Term Incentive Plan and the Executive Performance Plan. In addition, the Company has enhanced our disclosures related to executive compensation to provide more detail to our shareholders about our compensation programs, including expanded disclosures relating to these plans in this Proxy Statement.
Our executive compensation programs have been important in driving the Company’s success in achieving its corporate and financial objectives by tying executive compensation to achieving very specific goals in each of our key priority areas. Progress against these objectives is necessary for the Company to achieve its ultimate goal of becoming the best-operated energy company in North America. We explain each of our performance targets and measures in detail in our CD&A, but a few examples of Company success in areas related to our targets and measures include the following:

•	Achieved 7.6% compound operating earnings per share growth from 2012-2016 (see discussion of operating earnings on page 44).

•	Increased our dividend payment to an annualized rate of $3.08 per share in 2016, representing a 5.5% increase over the annualized dividend rate in 2015.

•	Provided our shareholders with a total shareholder return of 217% (indexed with 2011 as the base year = 100%).

•	Delivered Cash From Operations of $2.1 billion in 2016.

•
Achieved outstanding safety results including finishing in the top decile of companies completing the National Safety Council barometer survey and earning the lowest OSHA injury recordable rate in Company history for the second straight year.

•	Achieved top quartile customer satisfaction for both electric and gas residential customers in latest J.D. Power studies.

•	Received Gallup Great Workplace Award for the fourth consecutive year.

•	Competed $1.3 billion acquisition for Gas Storage & Pipelines business.
Each of these accomplishments is related to a specific performance goal in our short- or long-term compensation programs, which in turn support the Company’s aspiration of becoming the best-operated energy company in North America.

The Organization and Compensation Committee (“O&C Committee”) employs the highest standards of corporate governance when implementing and reviewing our executive compensation programs. These high standards are evidenced in part by the O&C Committee’s and Board’s 2015 adoption of amendments to the Executive Performance Plan to cap individual officer awards and amending the Long-Term Incentive Plan to eliminate single-trigger vesting upon certain changes in control of the Company. Both of these changes were responsive to shareholder feedback and in keeping with industry standards. The O&C Committee ensures independence of committee members and compensation consultants, avoids conflicts of interest and has enhanced shareholder disclosure in accordance with SEC and NYSE requirements.

For these reasons, the Board recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the overall executive compensation paid to the Named Executive Officers of the Company, as described in the Compensation Discussion and Analysis and the tabular and narrative disclosure regarding Named Executive Officer compensation contained in this proxy statement.”
Because this vote is advisory, it will not be binding upon the Company or the Board. The O&C Committee will take into account the outcome of the vote when considering future executive compensation arrangements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

Proposal No. 4 — Advisory Proposal — Frequency of Advisory Votes to Approve Executive Compensation

The Dodd-Frank Act requires the Company, at least once every six years, to provide shareholders with an opportunity to vote to advise the Board of Directors as to how often you wish the Company to include an advisory vote on executive compensation, similar to Proposal No. 3, in our proxy statement.

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation every year. We disclose our executive compensation to shareholders every year in our proxy statement—therefore an annual advisory vote can provide timely feedback to our Organization and Compensation Committee, which is responsible for designing our compensation structures.

For these reasons, the Board of Directors recommends that you vote for the “every year” option on the following proposal:

“RESOLVED, that the shareholders advise the Company to include an advisory vote on the compensation of the Company’s Named Executive Officers:

•	every year;

•	every two years; or

•	every three years."

This vote is advisory, and will not be binding upon the Company or the Board. Notwithstanding the advisory nature of the vote, the Board of Directors intends to adopt the shareholder-advised frequency for future advisory votes on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “EVERY YEAR” ON THIS PROPOSAL.

Executive Compensation
Compensation Discussion and Analysis
Executive Summary
The Company believes in executive compensation that is competitive with our peers, has a meaningful performance component and has equity-based elements to encourage executives to maintain an appropriate ownership interest in the Company. Our performance-based compensation programs result in a majority of the compensation of our Named Executive Officers (as identified below) being linked to the achievement of a combination of short-term and long-term Company and personal goals and shareholder value creation.
The following elements comprise the total compensation awarded to our Named Executive Officers (“NEOs”):

Elements of Compensation	How this Element Serves the Company’s Objectives
Base Salary
Provides a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company and demonstrated performance.

We target median base salaries for our peer group, taking into account differences in company size within the peer group.

Annual Incentive Awards
Intended to compensate individuals yearly based on the achievement of specific near-term, annual goals, which are established at the beginning of each year and approved by the O&C Committee.

The Board and management have identified several priority areas that management and the Board discuss regularly when reviewing Company performance. Our performance measures for annual incentive awards are the measurements that the Board uses to track progress in these key priority areas. Achievement of these performance objectives is a critical measure of the Company’s progress towards its goal of becoming the best-operated energy company in North America.

Long-term Incentive Awards
Used to align executive actions with long-term management and shareholder objectives, providing rewards consistent with the creation of shareholder value.

Our plan is designed to help retain executives over time and ensure they have a strong sense of ownership in the Company.

Pay for Performance Alignment
The Company’s compensation programs are designed to clearly align performance objectives for our named executive officers with the interests of shareholders and with management’s system of priorities. (See image of system of priorities on page 1.) Our Company’s aspiration is to be the best-operated energy company in North America and a force for growth and prosperity in the communities where we live and serve. We follow a system of priorities to achieve this objective, and our performance measures are designed to help move our Company towards achieving these priorities. The following table demonstrates how many of our annual and long-term performance measures map to our system of priorities.

Our System of Priorities	Related Annual or Long-Term Performance Metrics
Highly Engaged Employees	DTE Energy Employee Engagement - Gallup DTE Energy OSHA Recordable Incident Rate DTE Energy OSHA Days Away, Restricted and Transfer Rate
Top-Decile Customer Satisfaction	Customer Satisfaction Index Customer Satisfaction Improvement Program Index MPSC Customer Complaints
Distinctive Continuous Improvement Capability	Customer Satisfaction Improvement Program Index Utility Operating Excellence Index
Strong Political & Regulatory Context	Customer Satisfaction Improvement Program Index Utility Operating Excellence Index MPSC Customer Complaints
Clear Growth & Value Creation Strategy	DTE Energy Total Shareholder Return vs Peer Group
Superior & Sustainable Financial Performance	DTE Energy Cash Flow DTE Energy Operating Earnings Per Share DTE Energy Ratio of Funds From Operations to Debt

What We Do and What We Don’t Do
Our compensation programs are competitive and well-governed. We adopt best practices that make sense for our company and industry and avoid pay practices that are inconsistent with our pay-for-performance structure.

What we do:	What we don’t do:
We use multiple performance measures in our short-term and long-term plans that link compensation to our corporate objectives to be the best operated energy company in North America and to maximize shareholder value

No single-trigger change-in-control payments
We make the majority of our compensation for named executive officers “at risk” to further tie compensation to performance and shareholder interests	No excessive perquisites
Our O&C Committee is comprised of all independent directors and our compensation consultant is independent	No tax gross-ups on change-in-control agreements
We adopted a clawback mechanism to allow the Company to recover incentive compensation in the event of a material financial restatement	No guaranteed bonuses
We require executives and directors to meet robust stock ownership requirements	No pledging, hedging or short sales of Company securities for officers or directors
We review and update our peer groups and benchmarking on a regular basis to make sure our compensation remains competitive and near the median of the peer group	No stock option grants since 2010
We engage with shareholders to seek input about our compensation practices and policies	No repricing of existing stock options
No “excessive” golden parachute payments in any of our change-in-control arrangements

CEO Total Actual Compensation for 2016: Fixed vs. At-Risk
Our pay mix puts a high weight on performance-based compensation. This means that the majority of compensation is variable and will go up or down based on company performance. For 2016, 77% of our Chairman and Chief Executive Officer’s Compensation was performance-based or “at risk.”

Overview
Your understanding of our executive compensation program is important to us. The goal of this Compensation Discussion and Analysis is to explain:

•	Our compensation philosophy and objectives for executives of the Company, including our Named Executive Officers;

•	The roles of our O&C Committee and management in the executive compensation process;

•	The key components of the executive compensation program; and

•	The decisions we make in the compensation process that align with our philosophy and objectives.
Throughout this Proxy Statement, the term “Named Executive Officers” means: (1) the Chairman of the Board and Chief Executive Officer, Gerard M. Anderson; (2) the Senior Vice President and Chief Financial Officer, Peter B. Oleksiak; (3) the Vice Chairman, Steven E. Kurmas; (4) the Vice Chairman and Chief Administrative Officer, David E. Meador; and (5) the President and Chief Operating Officer, Gerardo Norcia. In addition, the term “executive” includes the Named Executive Officers, other key employees of the Company as designated by management from time to time and Executive Officers as defined by the Exchange Act.
Philosophy and Objectives
Our executive compensation philosophy is to motivate and reward executives who achieve short-term and long-term corporate and financial objectives leading to the success of the Company. We will continue to emphasize performance-based compensation for results that are consistent with shareholder and customer interests. The main objectives underlying this philosophy are:

•	Compensation must be competitive in order to attract and retain talented executives — data from peer group companies are taken into consideration when analyzing our compensation practices and levels;

•
Compensation should have a meaningful performance component — a portion of an executive’s total compensation opportunity is linked to predefined short-term and long-term corporate and financial objectives along with an executive’s individual performance; and

•	Compensation must include equity-based elements to encourage executives to have an ownership interest in the Company.
Role of the Organization and Compensation Committee
The Board has a long-standing process for determining executive compensation that is performance-based, objective, and transparent. The process is designed to serve the purpose of recruiting, retaining and motivating executives for the benefit of shareholders and customers. The Board delegates to the O&C Committee the responsibility to determine and approve the CEO’s compensation, and to approve the compensation of certain other executives. The O&C Committee makes all decisions regarding compensation for the Named Executive Officers. Although the responsibilities have been delegated, the entire Board maintains oversight and receives direct reports after each O&C Committee meeting.
The O&C Committee is composed entirely of independent directors, none of whom derives a personal benefit from the compensation decisions the O&C Committee makes. Generally, the O&C Committee is responsible for our executive compensation programs throughout the enterprise (including subsidiaries). The O&C Committee responsibilities are more fully detailed in its charter, which is available at dteenergy.com/governance. The O&C Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic marketplace in which we compete for talent. To the extent necessary, the O&C Committee also works with other Board committees to review or approve reports, awards and other matters relating to compensation. For example, the Finance Committee reviews the financial components of performance measures and metrics, the Corporate Governance Committee assists in the review of this Compensation Discussion and Analysis and the Audit Committee reviews the internal controls over the data reported herein.

The O&C Committee uses information from several external sources to monitor and achieve an executive compensation program that supports our business goals and attracts executives whose performance will be measured against those goals. Under the Executive Performance Plan, the O&C Committee will annually allocate a percentage of the overall maximum award pool established under that plan to each Applicable Officer as defined on page 42 and retains the discretion to reduce the maximum award payable to any individual Applicable Officer based on the results of the performance goals established by the O&C Committee for that officer.
Independent outside consultants and external information enable the O&C Committee to maintain impartial decision-making regarding performance and pay. The O&C Committee annually reviews each component of the Named Executive Officers’ compensation and is advised directly by the outside compensation consulting firm, discussed in further detail below, in connection with such review. Based on input from its consultant and from management and based on a review of competitive data from peer group companies (as discussed below), the O&C Committee believes that the current structure is appropriately balanced and competitive to accomplish the important tasks of recruiting, retaining, and motivating talented executives in the energy industry in which we compete.
The O&C Committee also reviews and considers the results from the most recent shareholder advisory vote on executive compensation. At the 2015 and 2016 annual meetings, 87.3% and 96.2%, respectively, of voting shareholders approved the compensation of the Named Executive Officers. As part of our shareholder engagement program, we seek feedback from shareholders about our compensation practices.
Independent Review of Compensation Program
The O&C Committee directly employs an outside consulting firm, Mercer Human Resources Consulting LLC (“Mercer HR”), a subsidiary of Marsh & McClennan Companies, Inc., to advise the O&C Committee on various executive compensation matters, including current compensation trends. Mercer HR also provides objective recommendations as to the design of our executive compensation program. Mercer HR reports directly to the O&C Committee. Use of this outside consultant is an important component of the compensation setting process, as it enables the O&C Committee to make informed decisions based on market data and practices. The representative from Mercer HR, who is considered a leading professional in the compensation field, attends O&C Committee meetings, meets with Committee members in executive session, consults with the members as required and provides input with regard to the CEO’s compensation and performance.
Mercer HR has served as the O&C Committee’s outside consultant since 2002. The O&C Committee has determined Mercer HR to be an independent consultant. Mercer HR has no affiliations with any of the Named Executive Officers or members of the Board other than in its role as an outside consultant. The lead consultant and partner in charge for Mercer HR, who provides executive compensation consulting services to the O&C Committee, does not provide any other services to the Company. To help ensure that the consultant maintains the highest level of independence from the Company, all work performed by Mercer HR and its affiliates (a) which falls outside the scope of work performed for the O&C Committee on executive compensation matters, and (b) which has a total cost of $750,000 or greater, requires pre-approval by the O&C Committee based upon the recommendation of management.
In 2016, we paid Mercer HR $128,001. In addition, in 2016 the Company paid $25,000 for services unrelated to human resources consulting to affiliates of Mercer HR. In 2016, the O&C Committee followed its process to pre-approve certain work awarded to affiliates of Mercer HR.

Management’s Role
Our management works closely with the O&C Committee in the executive compensation process. Excluding the CEO’s compensation, management’s responsibilities include:

•	Recommending performance measures and metrics that are formulated based on our corporate strategy and priorities;

•	Reporting executive performance evaluations;

•	Recommending base salary levels and other compensation, including equity awards; and

•	Recommending appointment of executives.
The CEO’s compensation is determined solely by the O&C Committee, which bases its decisions on performance and market studies along with participation and recommendations from its independent outside consultant.

Compensation and Peer Group Assessment
Each component of executive compensation (see “Key Components of Executive Compensation” below) is compared, measured and evaluated against a peer group of companies. The O&C Committee approves the peer group and periodically reviews and updates the companies included in that group. Management also retains an external consulting firm to conduct a market study covering compensation practices for similar positions in the peer group. The most recent market study was completed in December 2016 by Aon Hewitt, whose comprehensive database included all of our desired utility/energy peer companies and also included data for most of our utility/energy-related executive positions.

The most recent peer group study was approved by the O&C Committee in June 2015. That peer group study, which is applicable for 2016, consisted of the companies listed below. Most of these companies, along with DTE Energy, participate in the same independent compensation surveys. The surveys provide data needed for accurate compensation comparisons. The peer group consists primarily of utilities (including utility holding companies), broad-based energy companies, and significant non-energy companies selected on the basis of revenues, financial strength, geographic location and availability of compensation information. The O&C Committee reviews the peer group data when making compensation decisions relating to the Named Executive Officers and the Company’s mix of compensation components.

Utility/Energy Companies		Non-Energy Companies
•	AGL Resources	•	BorgWarner, Inc.
•	Ameren Corporation	•	Cummins Inc.
•	American Electric Power Company, Inc.	•	Illinois Tool Works, Inc.
•	CenterPoint Energy, Inc.	•	Kellogg Company
•	CMS Energy Corporation	•	Masco Corporation
•	Consolidated Edison	•	Navistar International Corporation
•	Dominion Resources, Inc.	•	Owens Corning
•	Duke Energy Corporation	•	The Sherwin-Williams Company
•	Edison International	•	Whirlpool Corporation
•	Entergy Corporation•
•	FirstEnergy Corp.
•	NiSource Inc.
•	PG&E Corporation
•	PPL Corporation
•	Public Service Enterprise Group (PSEG)
•	SCANA Corporation
•	Sempra Energy
•	The Southern Company
•	Xcel Energy, Inc.

Key Components of Executive Compensation
The key components of the compensation program include the following:

•	Base Salary

•	Annual and Long-Term Incentives

•	Pension and Deferred Compensation

•	Post-Termination Agreements (Severance and Change-In-Control)

While the programs and pay levels reflect differences in job responsibilities, the structure of the compensation and benefits program is applied consistently to our Named Executive Officers, including the CEO. Differences in compensation between the CEO and the other Named Executive Officers are due, in part, to an analysis of peer group benchmark data, as well as differences in the responsibilities of each Named Executive Officer. We review each element of total compensation, both individually and on a combined basis, for each Named Executive Officer and make adjustments as appropriate based on these comparisons. The following is a more detailed discussion of the components of the Company’s executive compensation program:
Base Salary
The objective of base salary is to provide a stable, fixed source of income that reflects an executive’s job responsibilities, experience, value to the Company, and demonstrated performance. When setting individual base salary levels, we consider several factors, including (i) the market reference point for the executive’s position, (ii) the responsibilities of the executive’s position, (iii) the experience and performance of the executive, and (iv) retention issues. Market reference points target the median for most positions, adjusted to take into account differences in company size within the peer group. In addition, we establish midpoints for each executive group level for determining base salary for those executives whose jobs cannot be easily matched in the marketplace. These midpoints are consistent with the market reference points for other executives in the same executive group. We review these midpoints annually to ensure they are consistent with the market and make salary adjustments, when appropriate.

Annual and Long-Term Incentives
We have two primary types of incentives that reward executives for performance. The incentives are designed to tie compensation to performance and encourage executives to align their interests with those of the shareholders and customers of the Company. Our annual incentives allow us to reward executives with annual cash bonuses for performance against pre-established objectives based on work performed in the prior year. Our long-term incentives allow us to grant executives long-term equity incentives to encourage continued employment with DTE Energy, to accomplish pre-defined long-term performance objectives and to create shareholder alignment.
We believe the current mix among base salary, the annual incentives and the long-term incentives is appropriately set to provide market-competitive compensation when Company performance warrants. The mix is more heavily weighted toward incentive compensation at higher executive levels within DTE Energy. The interplay between the annual incentives and the long-term incentives provides a balance to motivate executives to achieve our business goals and objectives and to properly reward executives for the achievement of such goals and objectives.
The Board has implemented a “clawback” policy that provides that, in the event of an accounting restatement due to material noncompliance with federal securities laws and based on a determination of the O&C Committee, the Company may recover any excess performance-based compensation awarded as a result of the restatement from any of our current or former officers who received performance-based compensation (including awards under the Annual Incentive Plan, the Long-Term Incentive Plan and the Executive Performance Plan) during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, in accordance with applicable law and regulations.

Executive Performance Plan
Shareholders approved the material terms of the DTE Energy Executive Performance Plan (“Executive Performance Plan”) at the 2015 Annual Meeting. The Executive Performance Plan is the Company’s umbrella plan designed to satisfy the requirements of Internal Revenue Code Section 162(m) and to serve as the funding vehicle for all of the annual and certain long-term incentive compensation paid to the designated executive officers selected to participate in the plan. For the 2016 plan year, all annual incentive awards and the vested restricted stock awards for the Named Executive Officers were paid under the Executive Performance Plan in early 2017.
Performance Formula – Maximum Fund Amount. The Executive Performance Plan includes a performance formula that was approved by shareholders and will not be changed without shareholder approval. The Company’s performance for each plan year is then used to calculate the maximum potential award fund for all awards under the Executive Performance Plan. The maximum fund amount for all awards for any plan year under the Executive Performance Plan will be three percent of DTE Energy Company Adjusted Net Income for that year. “DTE Energy Adjusted Net Income” is DTE Energy Net Income adjusted to subtract Net Income for the Energy Trading reporting segment for that year. “DTE Energy Net Income” is defined as the Company’s profit as reported on the Company’s Consolidated Statements of Operations under the heading “Net Income Attributable to DTE Energy Company” in the Company’s audited financial statements as filed with the SEC in the Company’s Form 10-K for the relevant year. Net Income for the Energy Trading reporting segment is reported in the “Energy Trading” subsection of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section as disclosed in the Company’s Form 10-K for the relevant year, based on information reported in the Company’s audited financial statements as filed with the Company’s Form 10-K.
Applicable Officers and Allocations. Not later than the ninetieth day of each calendar year, the O&C Committee will determine (a) which executive officers will participate in the Executive Performance Plan for that calendar year (the “Applicable Officers”) and (b) the individual maximum award allocated to each Applicable Officer as a percentage of the maximum award fund. Under the terms of the Executive Performance Plan, no single Applicable Officer may be allocated or receive an award of more than the lesser of (i) fifty percent of the maximum award fund or (ii) ten million dollars ($10,000,000). After the end of a calendar year, when the Company’s final Adjusted Net Income result for that year is available, the O&C Committee will determine the maximum individual award amount for each Applicable Officer based on those allocation percentages. The O&C Committee has the ability to apply negative discretion to adjust the final awards down (but never up) from that maximum individual amount based on the results of performance goals approved by the O&C Committee for that Applicable Officer.
The O&C Committee applied each Applicable Officer’s 2016 individual performance goals originally set using the Annual Incentive Plan measures, metrics, targets and procedures when determining the amount of the Applicable Officer’s 2016 award under the Executive Performance Plan. It is the intention of the O&C Committee that the total annual incentive award for each Applicable Officer paid under the Executive Performance Plan for any year will not exceed the amount that would have been awarded to the Applicable Officer for that year if the Applicable Officer’s award had been made under the Annual Incentive Plan.
Each of the Named Executive Officers were Applicable Officers under the Executive Performance Plan for 2016. The following table sets forth each Named Executive Officer’s allocation percentage of the maximum award fund (“Maximum Award Percentage”) for 2016. The 2016 maximum individual award amount is calculated by multiplying the Maximum Award Percentage by 3 percent of DTE Energy Adjusted Net Income (“Maximum Individual Amount”). The final total 2016 executive performance plan award is the result of the O&C Committee exercising its negative discretion to reduce the Maximum Individual Amount (“Actual Award Amount”). The Actual Award Amount does not include the value of dividends paid on unvested restricted stock paid under the Executive Performance Plan. Each of the Named Executive Officers was designated as an Applicable Officer under the Executive Performance Plan for 2017, and the table also includes each Named Executive Officer’s Maximum Award Percentage for 2017.

Name and Title	2016 Maximum Award Percentage	2016 Maximum Individual Amount	2016 Actual Award Amount	2017 Maximum Award Percentage
Gerard M. Anderson	45%	$10,000,000	$5,128,720	45%
Chairman and Chief Executive Officer
Peter B. Oleksiak	10%	$2,739,744	$893,196	10%
Senior Vice President and Chief Financial Officer
Steven E. Kurmas	15%	$4,109,616	$1,511,000	15%
Vice Chairman
David E. Meador	15%	$4,109,616	$1,548,956	15%
Vice Chairman and Chief Administrative Officer
Gerardo Norcia	15%	$4,109,616	$1,462,068	15%
President and Chief Operating Officer
The final awards for the 2016 year were paid to each of the Named Executive Officers in early 2017.

Annual Incentives

The objective of the annual incentives is to compensate individuals yearly based on the achievement of specific annual goals and tie compensation to near-term performance. We have two main plans for paying annual incentive awards to our executives: the DTE Energy Annual Incentive Plan (“Annual Incentive Plan”) and the Executive Performance Plan. Beginning with 2015, the annual incentive awards for the Named Executive Officers are paid under the Executive Performance Plan. The O&C Committee sets individual performance measures, metrics and targets for the Named Executive Officers for each year using the Annual Incentive Plan measure, metrics, targets and procedures described below, and the Named Executive Officer’s performance against those measures, metrics and targets is considered when the O&C Committee determines the officer’s annual incentive award under the Executive Performance Plan for that year.
Under the terms of the Annual Incentive Plan, participating executives and other select employees may receive annual cash awards based on performance compared against pre-established Company and business unit objectives. Objectives that management proposes are reviewed and approved or revised by the O&C Committee, with financial goal recommendations reviewed by the Board’s Finance Committee, no later than 90 days after the beginning of the performance period. The objectives include performance measures in several categories that are critical to our success. When setting these objectives, management and the O&C Committee determine the elements of our business that require the focused attention of the executives. The weights, which can change from year-to-year, are determined based on the Company’s key priorities and areas of focus for the upcoming year. The final awards, if any, are paid after the O&C Committee approves the final results of each objective.
The amount of an executive’s Annual Incentive Plan award is determined as follows:

•	The executive’s most recent year-end base salary is multiplied by an Annual Incentive Plan target percentage to arrive at the target award.

•	The overall performance payout percentage, which can range from 0% to 175%, is determined based on final results compared to threshold, target, and maximum levels for each objective.

•	The target award is then multiplied by the performance payout percentage to arrive at the pre-adjusted calculated award.

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The pre-adjusted calculated award is then adjusted by an individual performance modifier (assessment of an individual executive’s achievements for the year), which can range from 0% to 150%, to arrive at the final award.

Each objective has a threshold, target and maximum level. The Company or relevant business unit must attain a minimum level of achievement for an objective before any compensation is payable with respect to that objective. The minimum established level of each objective will result in a payout of 25% of target and the maximum established for each level (or better) will result in a payment of up to 175% of target.

The operating earnings per share and cash flow measures were chosen as indicators of the Company’s financial strength. The customer satisfaction, employee engagement and safety performance and effectiveness measures were selected to make the Company more responsive to our customers’ needs and to make the Company a safer and better place to work. The Utility Operating Excellence measures were chosen as representative of (a) electric generation and distribution reliability and (b) gas system reliability, gas system availability, and the pace of gas system improvements.
For 2016, the performance objectives and the related weightings, thresholds, targets, maximums and results for calculating the Named Executive Officers’ pre-adjusted annual incentive award amounts were as follows:

Measures	Weight	Threshold	Target	Maximum	Result	Payout	Weighted Average Payout
DTE Energy Operating Earnings Per Share	25.0%	$4.80	$4.93	$5.05	$5.28	175.0%	43.75%
DTE Energy Adjusted Cash Flow ($ millions)	25.0%	$(480)	$(110)	$260	$428	175.0%	43.75%
Customer Satisfaction Index	8.0%	75th percentile	78th percentile	81st percentile	56th percentile	0.0%	0.00%
Customer Satisfaction Improvement Program Index	6.0%	5%	10%	15%	(8.2)%	0.0%	0.00%
MPSC Customer Complaints	4.0%	1,846	1,828	1,754	1,827	101.0%	4.04%
DTE Energy Employee Engagement– Gallup	8.0%	4.15	4.32	4.37	4.33	115.0%	9.20%
Safety Performance & Effectiveness Index:
DTE Energy OSHA Recordable Incident Rate	6.0%	0.95	0.75	0.65	0.45	175.0%	10.50%
DTE Energy OSHA Days Away, Restricted and Transfers Rate	2.0%	0.66	0.53	0.40	0.24	175.0%	3.50%

Utility Operating Excellence Index:
CEMI4 Customers	1.34%	6.75%	5.75%	5.00%	5.53%	122.0%	1.63%
All Weather SAIDI (minutes)	1.33%	296.0	280.0	263.0	239.0	175.0%	2.33%
Blue Sky CAIDI (minutes)	1.33%	146.0	139.0	131.0	137.0	118.8%	1.58%
Fossil Power Plant Reliability	4.0%	8.8%	7.8%	7.3%	12.2%	0.0%	0.0%
Annual Collective Radiation Exposure	1.0%	35	30	25	53	0.0%	0.0%
Nuclear Power Plant Reliability	1.0%	97.8%	98.3%	98.8%	92%	0.0%	0.0%
Maintenance Performance	1.0%	12	14	16	13	62.5%	0.63%
Operational Focus Performance	1.0%	14	16	18	21	175.0%	1.75%
Gas Distribution System Improvement	1.0%	2,069	1,569	1,069	965	175.0%	1.75%
Distribution Leak Response Time (minutes)	0.6%	25.0	24	23	24.7	49.0%	0.29%
Lost and Unaccounted for Gas (Bcf)	0.8%	6.1	5.8	5.5	1.6	175.0%	1.40%
Compression Reliability	0.6%	83.0%	86.0%	90.0%	88.0%	137.5%	0.83%
Damage Prevention Effectiveness	0.6%	3.6	3.4	3.2	5.1	0.0%	0.0%
Transmission Reliability	0.4%	18	20	22	22	175.0%	0.70%
Total	100.0%						127.63%
The measures in the above table are defined below:
DTE Energy Operating Earnings Per Share: DTE Energy reported earnings after operating adjustments (exclusion of non-recurring items, certain mark-to-market adjustments and discontinued operations) divided by average shares outstanding.
DTE Energy Adjusted Cash Flow: DTE Energy net cash from operating activities adjusted by utility capital expenditures, asset sale proceeds and other items approved by the O&C Committee.

Customer Satisfaction Index: Measures the satisfaction of four customer segments: (1) electric residential, (2) gas residential, (3) electric business, and (4) gas business using industry standard methodology developed by JD Power Associates (“JDPA”) to determine performance percentile relative to peers.
Customer Satisfaction Improvement Program Index: The calculation for defects per million opportunities (“DPMO”) which will include defects from DTE Cares callbacks, self-service transactions and new transactions based on the actual proportions of customer interactions measured as a reduction from the 2015 weighted baseline.
MPSC Customer Complaints: Number of complaints received by the Michigan Public Service Commission (“MPSC”) in the calendar year for all business units across DTE Energy.
DTE Energy Employee Engagement–Gallup: The average of the DTE Energy Company Gallup Grand Mean scores from two surveys during the year.
Safety Performance and Effectiveness Index: Includes two measures that are a representation of safety performance:
1. DTE Energy OSHA Recordable Incident Rate: Number of Occupational Safety and Health Administration (“OSHA”) defined recordable injuries in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked.
2. DTE Energy OSHA Days Away, Restricted and Transfers Rate: The number of OSHA defined recordable injuries that resulted in days away from work, work restrictions, and/or job duty/position transfer due to work-related injuries (DART) in the calendar year per 100 employees (working an average of 2,000 hours per year, per employee) divided by the actual number of hours worked by business unit measured.
Utility Operating Excellence Index: Corporate index that encompasses eleven operating excellence measures:
1. CEMI4 Customers: Customers experiencing multiple interruptions greater than or equal to four, expressed as a percent of total customers served.
2. All Weather SAIDI (System Average Interruption Duration Index): All customers experiencing an outage, the average minutes of interruption, regardless of weather conditions.
3. Blue Sky CAIDI (Customer Average Interruption Duration Index): A subset of All Weather CAIDI for those days where there is no declared storm. A storm is declared when there are 15,000 outages in 24 hours.
4. Fossil Power Plant Reliability: The Monroe and Belle River Random Outage Factor (ROF) which is the weighted average of the six base load coal units’ year-end ROF. A unit’s ROF is the percentage of time that a unit is not capable of reaching 100% capacity, excluding planned outages.

5. Annual Collective Radiation Exposure: The total annual external and internal whole body exposure for station personnel, supplemental personnel and those personnel visiting the site or station on official utility business measured in Roentgen Equivalent Man (REM).

6. Nuclear Power Plant Reliability: The ratio of the available energy generation over a given time period to the reference generation over the same time period, expressed as a percentage. Available energy generation is the energy that could have been produced under reference ambient conditions considering only limitations within control of plant management. Reference energy generation is the energy that could be produced if the unit were operated continuously at full power under reference ambient conditions.

7. Maintenance Performance: A score from 0 to 18  measuring outcomes across 9 maintenance performance metrics.

8. Operational Focus Performance: A score from 0 to 22 measuring outcomes across 11 operational performance metrics.

9. Gas Distribution System Improvement: The number of open leaks in the system as of December 31, 2016.
10. Distribution Leak Response Time: Elapsed time in minutes from when the customer reports the condition to when the Field Services employee arrives at the site.
11. Lost and Unaccounted for Gas: Lost and unaccounted for gas from the source and disposition report measured in billion cubic feet (Bcf). It is a function of multiple contributors including transmission losses, theft, leaks, billing inaccuracies and metering equipment condition.
12. Compression Reliability: The total number of available hours less the number of hours unavailable due to planned and unplanned shutdowns, divided by the total hours in one year.
13. Damage Prevention Effectiveness: Number of third party damages to main and service gas lines per 1,000 tickets. A ticket is defined as one staking request received from 811 (Miss Dig).
14. Transmission Reliability: Installation of remote control valves (RCV) on the gas transmission system in the areas defined by regulation as High Consequence Areas (HCA). HCA is established largely by population density. The metric is measured as RCV unit installation completed, including commissioning.
The aggregate weighted payment percentage for the pre-adjusted calculated award was 127.63% for all of the Named Executive Officers.

The pre-adjusted awards are adjusted by an individual performance modifier for each of the Named Executive Officers. Individual performance criteria are set at the beginning of each calendar year for each of the Named Executive Officers. For 2016, qualitative criteria include, as applicable, leadership performance, overall operational performance, employee engagement and customer performance, diversity, continuous operational improvements and other appropriate operating measures. The O&C Committee evaluates the individual performance of each of the Named Executive Officers and approves an adjustment to the annual award based on the individual contribution and performance. The individual performance modifier adjusts a Named Executive Officer’s annual cash bonus such that the Named Executive Officer’s actual cash bonus ranges between zero and 150% of the pre-adjusted calculated award. For 2016, the individual performance modifiers for the Named Executive Officers ranged from 100% to 125%.
The final awards for the 2016 year were paid to each of the Named Executive Officers in early 2017 under the Executive Performance Plan.
Long-Term Incentives
Long-term incentives provide the O&C Committee the ability to design programs that focus on our long-term performance over a three-year period, with the objective to align executives’ interests with those of our shareholders. Our principles for ownership of stock, discussed on page 51, ensure that the executives and other employees have a vested interest in the long-term financial health, management, and success of the Company.
The long-term incentives reward executives and other employees with stock-based compensation. These incentives are generally awarded under the Long-Term Incentive Plan; however, certain long-term incentives are awarded under the Executive Performance Plan, with any equity awards made under the Executive Performance Plan subject to the terms of the Long-Term Incentive Plan. Named Executive Officers are eligible to receive restricted stock, performance shares, performance units, stock options or a combination of these awards. Since the creation of the Long-Term Incentive Plan, we have granted only performance shares, time-based restricted stock and nonqualified stock options. However, the O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. Executives receive long-term incentive grants based upon a target percentage of base salary. The targeted award levels for the Named Executive Officers for 2016 were as follows: Mr. Anderson, 375% of base salary; Mr. Oleksiak, 185% of base salary; Mr. Kurmas, 225% of base salary; Mr. Meador, 200% of base salary; and Mr. Norcia, 215% of base salary. In addition to the targeted award levels, the O&C Committee also considers previous years’ grants, career potential, and retention issues in determining the final number of awards granted.

The value of each element of these long-term incentive grants for 2016 was as follows:

Performance Shares	Approximately 70%
Restricted Stock	Approximately 30%
This mix was designed to provide a balance of incentives to executives for creating long-term shareholder value through strong financial and operating performance and to align executive interests with shareholder interests.

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Performance Shares Granted in 2016:     In 2016, performance shares represented approximately 70% of the overall long-term incentive grant value. Granting of performance shares allows us to tie long-term performance objectives with creating shareholder value. Performance shares entitle the executive to receive a specified number of shares, or a cash payment equal to the fair market value of the shares, or a combination of the two, in the plan administrator’s discretion, depending on the level of achievement of performance measures. The performance measurement period for the 2016 grants is January 1, 2016 through December 31, 2018. Payments earned under the 2016 grants and the related performance measures are described in footnote 2 to the “Grants of Plan-Based Awards” table on page 55. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of the performance shares that would otherwise have been payable based upon actual results for the entire performance period. In the event employment terminates for any other reason, the participant forfeits all rights to any outstanding performance shares. In June 2009, the O&C Committee decided that, beginning with the 2010 performance share grants, dividends or dividend equivalents would not be paid on unvested or unearned performance shares. During the period beginning on the date the performance shares are awarded and ending on the certification date of the performance objectives, the number of performance shares awarded will be increased, assuming full dividend reinvestment at the fair market value on the dividend payment date. The cumulative number of performance shares will be adjusted to determine the final payment based on the performance objectives as certified by the committee.

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Performance Shares Paid in 2016:     The performance shares granted in 2013 were paid in early 2016. The payout amounts were based upon performance measures, each of which was weighted to reflect its importance to the total calculation. The Company had to attain a minimum level for each measure before any compensation was payable with respect to that measure. The minimum established level of each measure would have resulted in a payout of 50% of target, and an established maximum (or better) for each level would have resulted in a payout of 200% of target. The payout amount was based upon the following performance measures (and related weighting):

Long-Term Incentive Plan (2016 Payout of Awards Granted in 2013)
For Messrs. Anderson, Oleksiak and Meador:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	80%	25th percentile	50th percentile	75th percentile	36th percentile	72.0%	57.6%
Balance Sheet Health— FFO to Debt	20%	19.5%	21.5%	23.5%	23.0%	175.0%	35.0%
Total	100%						92.6%

For Mr. Kurmas:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	60%	25th percentile	50th percentile	75th percentile	36th percentile	72.0%	43.2%
Balance Sheet Health— FFO to Debt	20%	19.5%	21.5%	23.5%	23.0%	175.0%	35.0%
DTE Electric Average Return on Equity 2013-2015	20%	10.1%	10.6%	11.1%	10.6%	100.0%	20.0%
Total	100%						98.2%

For Mr. Norcia:

Measures	Weight	Threshold	Target	Maximum	Result	Payout %	Weighted Average Payout %
Total Shareholder Return: DTE vs. Peer Group	54.0%	25th percentile	50th percentile	75th percentile	36th percentile	72.0%	38.8%
Balance Sheet Health—FFO to Debt	17%	19.5%	21.5%	23.5%	23.0%	175.0%	29.8%
DTE Gas Average Return on Equity 2013-2015	14.0%	10.1%	10.8%	11.6%	12.7%	200.0%	28.0%
Gas Storage & Pipeline 2013-2015 Average Net Income ($ millions)	12.0%	$70	$74	$78	$90.0	200.0%	24.0%
Gas Storage & Pipeline 2013-2015 Return on Invested Capital	3.0%	11.0%	$12.3	$13.6	$13.2	169.2%	5.1%
Total	100.0%						125.7%
The measures in the above tables are defined below:
Total Shareholder Return: Total DTE Energy shareholder return compared to 22 peer group companies (as defined below) based on the average share prices from December 2012 to December 2015.
Balance Sheet Health—FFO (Funds from Operations) to Debt: Measures cash flow coverage as a ratio of FFO to debt where:

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FFO is defined as the sum of: (1) net income, (2) deferred taxes, (3) depreciation and amortization (excluding amortization related to DTE Electric’s securitization debt), and (4) income statement impact of capitalizing operating leases, and

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Debt is defined as all long-term and short-term debt of DTE Energy Company, adjusted as follows: (1) exclude portion of DTE Gas’s short-term debt attributable to seasonal working capital needs; (2) exclude 50% of DTE Energy’s Junior Subordinated Debt; (3) exclude DTE Electric’s securitization debt, and (4) include balance sheet impact of capitalizing operating leases.

DTE Electric Average Return on Equity 2013-2015: DTE Electric’s three-year average segment return on equity, expressed as a percentage, calculated based on operating income.
DTE Gas Average Return on Equity 2013-2015: DTE Gas’s three-year average segment return on equity, expressed as a percentage, calculated based on operating income.
Gas Storage & Pipeline 2013-2015 Average Net Income: Gas Storage and Pipelines’ three-year average segment net income, adjusted for corporate allocations and other items approved by the O&C Committee.

Gas Storage & Pipeline 2013-2015 Return on Invested Capital: Gas Storage and Pipelines’ three-year average of the annual return on invested capital, adjusted for certain items approved by the O&C Committee.

The peer group for the performance shares granted under the Long-Term Incentive Plan, as approved by the O&C Committee, consists of the companies set forth below. These companies were selected because: (1) their operations are largely regulated; (2) their size (based on market capitalization); and (3) their business strategies are similar to those of DTE Energy. In creating this peer group, the Company started with the S&P 1500 Multi-Utility and S&P 1500 Electric Utility Indices and eliminated companies with less than $2 billion of market capitalization and companies with material gas commodity exposure. In addition, companies that were in the process of being acquired were also eliminated. The O&C Committee reviews and approves this peer group annually.

Alliant Energy Corporation	PG&E Corporation
CenterPoint Energy, Inc.	Pinnacle West Capital Corporation
Cleco Corporation	Portland General Electric Company
CMS Energy Corporation	SCANA Corporation
Consolidated Edison, Inc.	Southern Company
Duke Energy Corporation	TECO Energy, Inc.
Eversource Energy (formerly, Northeast Utilities)	UIL Holdings Corporation
Great Plains Energy, Inc.	Vectren Corporation
IDACORP Inc.	Westar Energy, Inc.
Integrys Energy Group, Inc.	Wisconsin Energy Corporation
Pepco Holdings, Inc.	Xcel Energy, Inc.
Total shareholder return compared to the Peer Group is the primary measure because it reflects how well our Company has performed on total return to its shareholders relative to the total shareholder returns of similar companies.
As displayed above, the 2016 payout levels approved by the O&C Committee were 92.6% for Messrs. Anderson, Oleksiak and Meador, 98.2% for Mr. Kurmas and 125.7% for Mr. Norcia. Payouts for the NEOs under the Long Term Incentive Plan from 2014 and 2015 ranged from 174.5% to 196.6%. For more details of the 2016 payouts see footnote 2 to the “Option Exercises and Stock Vested in 2016” table on page 57.

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Restricted Stock:    The restricted stock we grant is time-based restricted stock and generally includes a three-year vesting period. The granting of restricted stock allows us to grant executives long-term equity incentives to encourage continued employment. In 2016, restricted stock was granted, representing approximately 30% of the overall Long-Term Incentive Plan grant value, with the restriction period ending on February 3, 2019. The three-year vesting period focuses on long-term value creation and executive retention. The three-year vesting period requires continued employment throughout the restriction period. Restricted stock grants generally do not qualify as performance-based compensation under Internal Revenue Code Section 162(m) and are included when computing the allowable deduction for compensation. However, for performance periods following shareholder approval of the Executive Performance Plan at the 2015 Annual Meeting, the full value of restricted stock grants will be treated as part of each officer’s annual award under the Executive Performance Plan for the year in which vesting occurs, to the extent that full value, when combined with other incentive payments to the officer, does not exceed the lesser of the officer’s Maximum Individual Amount under the Executive Performance Plan for that year or $10 million. For more information, see “Internal Revenue Code Limits on Deductibility of Compensation” on page 51. In the event a participant retires (age 55 or older with at least 10 years of service), dies or becomes disabled, the participant or beneficiary retains the right to a pro-rated number of restricted shares. In the event the employment terminates for any other reason, the participant forfeits all rights to any outstanding restricted shares.

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Stock Options:    The O&C Committee has not granted stock options under the Long-Term Incentive Plan since 2010. In 2010, nonqualified stock options represented approximately 20% of the overall Long-Term Incentive Plan grant value. The granting of stock options allowed us to grant executives long-term equity incentives that align long-term performance with creating shareholder value. These stock options have a ten-year exercise period and vest one-third on each anniversary of the grant date over a three-year period. The stock option exercise price is based on the closing price on the date the options are granted. In the event a participant retires (age 55 or older with at least 10 years of service) or becomes disabled, the participant retains the rights to all outstanding vested and unvested stock options in accordance with the original terms of the grant. In the event a participant dies, the beneficiary has three years from the date of death to exercise the stock options. In the event employment terminates for any other reason, the participant forfeits all rights to any unvested stock options and has 90 days to exercise any vested stock options. In February 2014, the Board adopted an amendment to the Long-Term Incentive Plan that prohibits the cash buyout of underwater stock options. This policy applied to all previously issued stock options and to options issued in the future, if any.

Pension and Deferred Compensation

Pension Benefits Substantially all non-represented employees, including our Named Executive Officers, are eligible to participate in our tax-qualified pension plan (if hired prior to 2012), the DTE Energy Company Retirement Plan. Named Executive Officers are also eligible to participate in our nonqualified pension plans, the DTE Energy Company Supplemental Retirement Plan and the DTE Energy Company Executive Supplemental Retirement Plan.

Deferred Compensation Substantially all employees, including our Named Executive Officers, are eligible to participate in one of our tax-qualified 401(k) plans. The Named Executives Officers participate in the DTE Energy Company Savings and Stock Ownership Plan. Our Named Executive Officers are also eligible to participate in our nonqualified 401(k) plan, the DTE Energy Company Supplemental Savings Plan. The Company also sponsors the
DTE Energy Company Executive Deferred Compensation Plan, a nonqualified deferred compensation plan. However, this plan was closed effective as of January 1, 2007 for future deferrals and none of the Named Executive Officers participate in the plan.
Providing supplemental pension and deferred compensation benefits for our executives is in keeping with our philosophy and objectives to attract and retain talented executives. The Pension Benefits Table and related footnotes beginning on page 58 describe both the tax-qualified and nonqualified pension benefits for which certain executives are eligible and which are commonly offered by other employers in our peer group.
For further description of the nonqualified supplemental pension and deferred compensation benefits, see “Pension Benefits” beginning on page 57.
Executive Benefits
We provide executives with certain benefits generally not available to our other employees as a matter of competitive practice and as a retention tool. The O&C Committee periodically reviews the level of benefits provided to executives against a peer group to ensure they are reasonable and consistent with our overall compensation objectives.
We provide a cash allowance to certain executives in lieu of executive benefits typically provided by other companies. The executive is permitted to use the allowance as he or she deems appropriate. Although the allowance is taxable for income tax purposes, it is not considered as compensation for any Company incentive or benefit program.
During 2016, we provided various benefits for a limited number of officers that included the following:

•
Security driver for business: Based on our executive security policies and a security risk assessment by the Company’s chief security officer, the Board requires Mr. Anderson to use a Company car and security driver while on Company business.

•
Corporate aircraft for limited business travel: We lease a fractional share of an aircraft for limited business travel by executives and other employees when there is an appropriate business purpose. Personal use of the aircraft is not allowed except in unusual circumstances and requires the prior approval of the CEO. During 2016, there was no personal use of the corporate aircraft.

•
Other benefits: Executives are allowed the limited use of corporate event tickets and the corporate condominium when available. The Company also provides home security monitoring for some executives, including some of the Named Executive Officers.

Post-Termination Agreements
We have entered into indemnification agreements and change-in-control agreements with each of the Named Executive Officers and certain other executives. The indemnification agreements require that we indemnify these individuals for certain liabilities to which they may become subject as a result of their affiliation with the Company. The change-in-control agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions. The important terms of, and the potential payments provided under, the change-in-control agreements are described beginning on page 62.
Stock Ownership Policy
Our principles for ownership of stock ensure that the executives and other employees have a vested interest in the financial health, management and success of the Company. We expect most executives and certain other employees to own, within five years of their appointment to such position, shares of our stock having a value equal to a multiple of their annual base salary. Common stock, time-based restricted stock, phantom stock, and unvested performance shares (assuming achievement of target levels of performance) are counted toward the fulfillment of this ownership requirement. The following are the requirements for the Named Executive Officers: (i) for Mr. Anderson, five times his base salary; (ii) for Messrs. Kurmas, Meador and Norcia, four times their respective base salary; and (iii) for Mr. Oleksiak, three times his base salary. Other executives and employees may be required to hold from one to three times their base salaries as determined by their executive group level within the Company. As of December 31, 2016, 100% of the Named Executive Officers and all of the other required employees who have served in their position for at least five years have met the stock ownership guidelines.

Internal Revenue Code Limits on Deductibility of Compensation
In evaluating the potential compensation alternatives, our O&C Committee considers the possible impact of Section 162(m) of the Internal Revenue Code of 1986, which places a limit of $1 million on the amount of compensation we can deduct as a business expense on our federal income tax return with respect to “covered employees” unless it is (i) based on performance and (ii) paid under a program that meets Internal Revenue Code requirements. In general, “covered employees” for these purposes are our CEO and the three highest paid executive officers named in the “Summary Compensation Table” on page 53 other than the CEO and CFO.
To the extent practicable and consistent with the objectives and underlying philosophy of our executive compensation program, the O&C Committee generally intends most components of executive compensation to qualify as tax deductible for federal income tax purposes. The Executive Performance Plan is designed to enable the Company to pay awards that qualify as performance-based compensation under Section 162(m). As required pursuant to Section 162(m), shareholders approved the material terms of the Executive Performance Plan at the 2015 Annual Meeting.
For years in which vesting of restricted stock grants occurs, the value of such restricted stock will be part of the paid awards included in the Named Executive Officer’s allocation of the maximum award fund established by the objective performance factor under the Executive Performance Plan, so that the total amounts paid to the Named Executive Officer under the Executive Performance Plan will satisfy the requirements for tax deductibility by the Company under Section 162(m). However, the O&C Committee retains the discretion to reduce the payout under the Executive Performance Plan of restricted stock, or any other award, to a Named Executive Officer.
We intend to continue to utilize shareholder-approved plans and performance-based awards to allow the Company to deduct most annual and long-term incentive compensation paid to Named Executive Officers. However, the O&C Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section  162(m) would not be in the interests of shareholders. For the 2016 tax year, the Company paid the Named Executive Officers a total of $0.4 million which was not deductible.

We have also structured all of our nonqualified compensation programs to be in compliance with Internal Revenue Code Section 409A, as added by the American Jobs Creation Act of 2004. Internal Revenue Code Section 409A imposes additional tax penalties on our executive officers for certain types of deferred compensation that are not in compliance with the form and timing of elections and distribution requirements of that section.
Accounting considerations also play a role in our executive compensation program. Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) requires us to expense the fair value of our stock option grants over the vesting period, which reduces the amount of our reported profits. Because of this stock-based expensing and the impact of dilution to our shareholders, we closely monitor the number and the fair values of the option shares.

Report of the Organization and Compensation Committee
The O&C Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2017 Proxy Statement.
Organization and Compensation Committee
David A. Brandon, Chair
Ruth G. Shaw
Gail J. McGovern
James B. Nicholson
Summary Compensation Table
The table below summarizes the total compensation earned by each of the Named Executive Officers for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gerard M. Anderson,	2016	1,293,519	7,141,380	2,500,000	1,419,689	144,351	12,498,939
Chairman and Chief Executive Officer	2015	1,268,269	6,299,250	1,973,000	499,414	134,250	10,174,183
	2014	1,243,269	6,149,900	2,137,600	2,945,751	127,835	12,604,355
Peter B. Oleksiak,	2016	553,519	1,358,604	542,700	401,975	73,805	2,930,603
Senior Vice President and Chief Financial Officer	2015	494,808	1,033,077	507,100	484,430	72,007	2,591,422
	2014	435,385	822,290	478,500	221,247	66,300	2,023,722
Steven E. Kurmas,	2016	659,815	1,933,398	780,800	1,000,894	88,219	4,463,126
Vice Chairman	2015	639,616	1,704,997	662,800	330,160	88,403	3,425,976
	2014	623,077	1,727,500	777,300	1,197,034	85,292	4,410,203
David E. Meador,	2016	694,815	1,802,763	857,700	795,805	89,936	4,241,019
Vice Chairman and Chief Administrative Officer	2015	674,615	1,595,810	717,500	170,914	80,631	3,239,470
	2014	659,077	1,630,760	801,100	1,605,646	80,686	4,777,269
Gerardo Norcia,	2016	650,926	1,942,107	848,700	343,180	84,851	3,869,764
President and Chief Operating Officer	2015	606,923	1,511,820	677,100	225,882	81,623	3,103,348
	2014	583,654	1,444,190	658,700	293,220	81,915	3,061,679

(1)
The base salary amounts reported include amounts which were voluntarily deferred by the Named Executive Officers into the DTE Energy Company Supplemental Savings Plan (a nonqualified 401(k) plan, the “Supplemental Savings Plan”). The amounts deferred by each of the Named Executive Officers were as follows:

Name	2016 Deferred Amount ($)	2015 Deferred Amount ($)	2014 Deferred Amount ($)
Gerard M. Anderson	111,352	108,827	106,827
Peter B. Oleksiak	42,887	31,481	17,331
Steven E. Kurmas	23,733	22,477	21,785
David E. Meador	51,555	49,908	48,738
Gerardo Norcia	34,074	30,554	29,192

(2)
These amounts represent the grant date fair value of the restricted stock and performance shares granted in 2014, 2015 and 2016 in accordance with ASC Topic 718. The number of awards granted and other information related to the 2016 grants are detailed in the “Grants of Plan-Based Awards” table on page 55.

(3)
The 2016 annual incentive amounts, shown in the Non-Equity Incentive Plan Compensation column, paid to the Named Executive Officers were calculated as described beginning on page 43 and include an individual performance modifier.

(4)
The amounts in this column represent the aggregate change in the actuarial present values of each Named Executive Officer’s accumulated benefits under the DTE Energy Company Retirement Plan, the DTE Energy Company Supplemental Retirement Plan, and the DTE Energy Company Executive Supplemental Retirement Plan. The measurement period for each of 2014, 2015 and 2016 was the calendar year. Amounts in this column change from year to year based on a number of different variables. The primary variable is the discount rate used for valuation purposes. Discount rates used for 2014, 2015 and 2016 valuations were 4.00%, 4.50% and 4.25%, respectively. These plans are described in more detail beginning on page 57.

(5)	The following table provides a breakdown of the 2016 amounts reported in this column

Name	Company Matching Contributions to the Savings Plan ($)*	Company Matching Contributions to the Supplemental Savings Plan ($) *, **	Additional Benefits ($)***	Total ($)
Gerard M. Anderson	8,500	69,111	66,740	144,351
Peter B. Oleksiak	9,271	23,940	40,594	73,805
Steven E. Kurmas	14,467	25,122	48,630	88,219
David E. Meador	3,022	38,667	48,247	89,936
Gerardo Norcia	12,456	26,600	45,795	84,851

*
The matching contributions reflected in these two columns are predicated on the Named Executive Officers making contributions from base salary to the DTE Energy Savings and Stock Ownership Plan (a tax-qualified 401(k) plan, the “Savings Plan”) and the Supplemental Savings Plan. The total combined Company matching contributions between the plans cannot exceed 6% of eligible compensation for each of the Named Executive Officers.

**
The Supplemental Savings Plan provides for deferring compensation in excess of various Internal Revenue Code limits imposed on tax qualified plans, including the maximum employee pre-tax contribution limit ($17,500 plus $5,500 per year catch-up contributions for 2014 and $18,000 plus $6,000 per year catch-up contributions for 2015 and 2016) and the compensation limit ($260,000 for 2014 and $265,000 for 2015 and 2016). Supplemental Savings Plan account balances are paid only in cash to the Named Executive Officer upon termination of employment.

***
The value attributable to executive benefits for the Named Executive Officers. Beginning in 2007, the executives receive an annual cash executive benefit allowance in lieu of certain non-cash executive benefits. The cash executive benefit allowance paid to each Named Executive Officer during 2016 was $35,000. Other executive benefits made available to certain of the named executive officers during 2016 included security services and limited personal use of corporate event tickets, the corporate condominium, and the corporate leased jet. See “Executive Benefits” on page 50 for a full discussion of executive benefits.

Grants of Plan-Based Awards

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target Award ($)	Maximum ($)	Threshold (#)	Target Award (#)	Maximum (#)	All other Stock awards (#) (3)	Exercise or base price ($/Sh)	Grant date fair value ($) (4)
Gerard M. Anderson		—	1,560,000	4,095,000
	2/3/2016				—	57,000	114,000		$87.09	4,964,130
	2/3/2016							25,000	$87.09	2,177,250
Peter B. Oleksiak		—	425,250	1,116,281
	2/3/2016				—	10,900	21,800		$87.09	949,281
	2/3/2016							4,700	$87.09	409,323
Steven E. Kurmas		—	532,000	1,396,500
	2/3/2016				—	15,500	31,000		$87.09	1,349,895
	2/3/2016							6,700	$87.09	583,503
David E. Meador		—	560,000	1,470,000
	2/3/2016				—	14,500	29,000		$87.09	1,262,805
	2/3/2016							6,200	$87.09	539,958
Gerardo Norcia		—	532,000	1,396,500
	2/3/2016				—	16,200	32,400		$87.09	1,410,858
	2/3/2016							6,100	$87.09	531,546

(1)
These dollar amounts represent the threshold, target, and maximum calculated awards for the 2016 plan year under the Annual Incentive Plan. The various measures and details relating to the 2016 final awards are presented beginning on page 44. Annual incentive awards for the Named Executive Officers are paid under the Executive Performance Plan.

(2)
The target column represents the number of performance shares granted to the Named Executive Officers under the Long-Term Incentive Plan on February 3, 2016. The performance measurement period for the 2016 grants is January 1, 2016 through December 31, 2018. Payments earned from the 2016 grants will be based on two performance measures weighted as follows: (i) total shareholder return vs. shareholder return of a custom peer group (80%) and (ii) balance sheet health - FFO to debt (20%) for all of the Named Executive Officers. The final payouts, if any, will occur after the O&C Committee approves the final results in early 2019. Beginning with 2010 performance share grants, dividends or dividend equivalents are not paid on unvested performance shares.

(3)
This column reports the number of shares of restricted stock granted under the Long-Term Incentive Plan to each of the Named Executive Officers on February 3, 2016. These shares of restricted stock will vest on February 3, 2019, assuming the Named Executive Officer is still actively employed by the Company on that date, and will be paid under the Executive Performance Plan. Dividends on these shares of restricted stock are paid to the Named Executive Officer during the vesting period and are paid at the same rate as dividends paid to shareholders.

(4)	This column reports the grant date fair value of each equity award granted in 2016 computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards of Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Gerard M. Anderson					75,000	7,388,250	181,556	17,885,082
	45,000	(1)	41.79	2/25/2018
	13,389	(2)	27.70	2/26/2019
	80,000	(3)	43.95	2/25/2020
Peter B. Oleksiak					12,000	1,182,120	29,392	2,895,406
Steven E. Kurmas					20,300	1,999,753	50,136	4,938,897
David E. Meador					19,000	1,871,690	47,060	4,635,881
Gerardo Norcia					17,800	1,753,478	45,975	4,528,997

(1)	These stock options vested in three equal annual installments beginning on February 25, 2009.

(2)	These stock options vested in three equal annual installments beginning on February 26, 2010.

(3)	These stock options vested in three equal annual installments beginning on February 25, 2011.

(4)
The numbers in this column reflect the total number of unvested shares of restricted stock granted on February 11, 2014, February 12, 2015 and February 3, 2016. Each of these grants will vest on the third anniversary of the date of the grant.

(5)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2016 ($98.51 per share).

(6)
The numbers in this column reflect the total number of unvested performance shares (rounded to the nearest whole share), at target level of performance, granted on February 11, 2014, February 12, 2015 and February 3, 2016. The payout, if any, will occur after the end of the three-year performance period.

(7)	The dollar value of the unvested performance shares reported in the preceding column valued at the closing price of DTE Energy common stock on December 31, 2016 ($98.51 per share).

Option Exercises and Stock Vested in 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Gerard M. Anderson	67,500	3,186,260	26,000	(1)	2,176,720
			60,780	(2)	5,293,330
Peter B. Oleksiak	—	—	1,600	(1)	133,952
			3,812	(2)	331,987
Steven E. Kurmas	—	—	5,900	(1)	493,948
			14,967	(2)	1,303,476
David E. Meador	—	—	6,600	(1)	552,552
			15,762	(2)	1,372,713
Gerardo Norcia	—	—	5,700	(1)	477,204
			18,319	(2)	1,595,402

(1)	This row is the number and related fair market value of the time-based restricted stock that was originally granted on February 14, 2013 and vested on February 12, 2016.

(2)
This row is the number of the performance shares that were originally granted on February 14, 2013, increased by dividend equivalents (assuming full dividend reinvestment at the fair market value on the dividend payment date) and related fair market value as of February 3, 2016, based upon performance measures described beginning on page 46 in “Long-Term Incentives.”

Pension Benefits
For purposes of the following discussion concerning the tax-qualified and nonqualified pension benefits for which our Named Executive Officers are eligible, we will be using the following terms:

•	“Cash Balance Plan” means the New Horizon Cash Balance component of the Retirement Plan (tax-qualified plan)

•	“DC ESRP” means the Defined Contribution component of the ESRP (nonqualified plan for tax purposes)

•	“ESRP” means the DTE Energy Company Executive Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“MCN Retirement Plan” means the MCN Traditional component of the Retirement Plan (tax-qualified plan)

•	“MSBP” means the Management Supplemental Benefit Plan (nonqualified plan for tax purposes), a component of the ESRP

•	“Retirement Plan” means the DTE Energy Company Retirement Plan (tax-qualified plan)

•	“SRP” means the DTE Energy Company Supplemental Retirement Plan (nonqualified plan for tax purposes)

•	“Traditional Retirement Plan” means the DTE Traditional component of the Retirement Plan (tax-qualified plan)
The “Pension Benefits” table below describes the tax-qualified and nonqualified pension benefits for the Named Executive Officers as of December 31, 2016.

Name	Plan Name (1)	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)
Gerard M. Anderson	Retirement Plan	23.1		1,258,775
	SRP	23.1		4,790,465
	ESRP	23.1		6,575,839
Peter B. Oleksiak	Retirement Plan	18.7		350,576
	SRP	18.7		296,135
	ESRP	18.7		1,643,533
Steven E. Kurmas	Retirement Plan	37.3		2,542,402
	SRP	37.3		3,368,538
	ESRP	37.3		2,060,668
David E. Meador	Retirement Plan	19.8		1,129,150
	SRP	19.8		1,728,810
	ESRP	29.8	(2)	4,936,981
Gerardo Norcia	Retirement Plan	14.2		201,246
	SRP	14.2		493,723
	ESRP	14.2		1,393,069

(1)	As described below, Messrs. Anderson, Oleksiak and Meador each have a choice between the MSBP and DC ESRP benefits. The ESRP number that is reported is the higher of the MSBP or DC ESRP.

(2)
For purposes of calculating the benefit under the MSBP only, Mr. Meador has 10 years of additional awarded service. Mr. Meador’s eligibility for the additional awarded service, granted at the time of hire, is subject to his meeting the eligibility requirements of the MSBP, which he has met. This additional time was granted to Mr. Meador as compensation for his unearned pension benefits from his previous employer. If additional service is awarded, the MSBP benefit is reduced by any benefit from the noncontributory portion of a prior employer’s retirement plan.

Tax-Qualified Retirement Plan
The Retirement Plan is closed to non-represented employees hired after December 31, 2011. The Retirement Plan includes a number of different benefit accrual formulas including the Traditional Retirement Plan, the MCN Retirement Plan and the Cash Balance Plan. Messrs. Anderson and Meador participate in the Traditional Retirement Plan. Mr. Kurmas participates in the MCN Retirement Plan. Messrs. Oleksiak and Norcia participate in the Cash Balance Plan. All Named Executive Officers are currently 100% vested in the Retirement Plan.

•
Traditional Retirement Plan:     The benefits provided under the Traditional Retirement Plan are based on an employee’s years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the Traditional Retirement Plan consists of (i) base salary and (ii) lump sums in lieu of base salary increases for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 equals 1.5% for each year of credited service times the average final compensation. Early pension benefits are immediately available to any employee who has at least 15 years of service and has attained age 45. The benefit can be paid in in one of various annuity options or in an immediate 100% lump sum payment. Messrs. Anderson and Meador are currently eligible for early pension benefits.

•
MCN Retirement Plan:     The benefits provided under this plan are based on an employee’s years of benefit service, average final compensation and age at termination of employment. Compensation used to calculate the benefits under the MCN Retirement Plan consists of base salary for the highest five consecutive calendar years within the last 10 years prior to termination of employment. The monthly benefit at age 65 consists of the total of the following:

1.        1.33% for each year of credited service up to 30, times average final compensation, plus,
2.        1.43% for each year of credited service over 30, times average final compensation, plus,
3.        0.5% for each year of credited service up to 35, times average final compensation minus covered compensation.
An employee who has attained age 55 and whose combined attained age and years of credit service equals at least 70, or who has 30 or more years of credited service regardless of age, is eligible for an early pension benefit starting before the participant’s normal retirement age. The benefit can be paid in one of various annuity options, a combination of an annuity option and a partial lump sum, or in an immediate 100% lump sum payment. Mr. Kurmas is currently eligible for an early pension.

•
Cash Balance Plan:    The benefits provided under the Cash Balance Plan are expressed as a lump sum. The cash balance benefit increases each year with contribution credits and interest credits. Contribution credits equal 7% of eligible earnings (base salary and annual corporate incentive payments from the Annual Incentive Plan and the Executive Performance Plan) for an employee with 30 years or less of credited service and 7 1/2% of eligible earnings for an employee with more than 30 years of credited service. Interest credits are based on the average 30-year Treasury rates for the month of September prior to the plan year. Interest on each year’s January 1 benefit is added the following December 31. The interest credit does not apply to the contribution for the current year. Upon termination of employment, a vested employee may, at any time, elect to receive the value of his benefit. If an employee elects to defer the benefit, interest credits will continue to accrue on the deferred benefit until the distribution of the benefit begins. An employee may elect to receive the benefit as a lump sum payout or as a monthly annuity, but not both. If an employee elects the lump-sum option, the entire lump sum is eligible to be rolled over to another qualified plan or IRA. Messrs. Oleksiak and Norcia are currently eligible for the full value of their plan benefit.

Nonqualified Retirement Plans

•
SRP:     The benefits provided under the SRP are those benefits that would otherwise have been paid under the Retirement Plan but for the limitations imposed on qualified plans by the Internal Revenue Code. The benefits under the SRP are payable in equal monthly installments for life or in annual installments from two to fifteen years.

•
ESRP:     The ESRP includes two components, the MSBP and the DC ESRP. Under the current terms of the ESRP, certain participants, including Messrs. Anderson, Oleksiak and Meador, will receive a choice at termination of employment of either the MSBP or DC ESRP benefit, but not both. Messrs. Kurmas and Norcia are only eligible to participate in the DC ESRP component of the ESRP and not the MSBP component.

•
MSBP:     Prior to January 1, 2001, many Company executives, including Messrs. Anderson, Oleksiak and Meador, participated in the MSBP. The MSBP was incorporated into the ESRP as of January 1, 2001. The MSBP requires an executive to be at least age 55 with 10 years of service to receive benefits. Both Mr. Anderson and Mr. Meador are currently eligible for MSBP benefits.

The benefits provided under the MSBP set a target retirement benefit and are basically equal to 60% of average final compensation for the Named Executive Officers (other than Messrs. Kurmas and Norcia, who are not covered under the MSBP component of the ESRP). This amount is then adjusted based on age at termination, years of service (actual service and awarded service), and payment option selected. The adjusted amount is offset by the amount that is paid from the Retirement Plan, SRP and any benefit from the noncontributory portion of a prior employer’s pension plan (if awarded service has been granted). Compensation used to calculate the benefits under the MSBP includes the highest 260 weeks of base salary, lump sums in lieu of base salary increases and, for years prior to 2001, the annual incentive bonus paid under the Shareholder Value Improvement Plan. Subsequent to 2000, when the Shareholder Value Improvement Plan was eliminated, the highest 260 weeks includes 10% of an executive’s base salary in lieu of a bonus. The benefits under the MSBP are payable in equal monthly installments for life. In the event of a change in control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of age and service credits for purposes of the MSBP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 62 for further explanation of the change-in-control provision of the MSBP.

•
DC ESRP:     Effective January 1, 2001, we implemented the DC ESRP, a defined-contribution approach to nonqualified supplemental pension benefits. The DC ESRP approach was effective for most of the newly hired or promoted executives after that date. The DC ESRP provides for a benefit equal to a stated percentage of base salary and annual corporate incentive payments from the Annual Incentive Plan and the Executive Performance Plan that is credited to a bookkeeping account on behalf of eligible executives. For the Named Executive Officers, the contribution percentage is 10%. The account value will increase or decrease based on the performance of the investment elections under the plan, as directed by the participants. Vesting of the benefit under the DC ESRP occurs at a rate of 20% per anniversary year. All of the Named Executive Officers are 100% vested in their DC ESRP accounts. The benefits under the DC ESRP are payable in a lump sum or annual installments from two to fifteen years. In the event of a change-in-control of the Company, executives who have entered into Change-In-Control Severance Agreements with the Company would receive an additional two years of compensation credits for purposes of the DC ESRP or any successor plan. See “Potential Payments Upon Termination of Employment” beginning on page 62 for further explanation of the change-in-control provision of the DC ESRP.

Deferred Compensation

For purposes of the following discussion concerning the tax-qualified and nonqualified deferred compensation for which our Named Executive Officers are eligible, we will be using the following terms:

•	"Savings Plan" means the DTE Energy Company Savings and Stock Ownership Plan (tax-qualified 401(k) plan)

•	"Supplemental Savings Plan" means the DTE Energy Company Supplemental Savings Plan (nonqualified 401(k) plan)

Tax-Qualified Deferred Compensation

All Named Executive Officers participate in the Savings Plan. A participant may contribute up to 100% (less applicable FICA taxes and other legally required or voluntary deductions) of eligible compensation to the Savings Plan as pre-tax, Roth, after-tax and, if applicable, a catch-up contribution basis. Participants are 100% vested at all times in the value of their contributions. In the DTE Electric portion of the Savings Plan (including all of the Named Executive Officers other than Mr. Kurmas), we contribute $1 to the participant’s Savings Plan account for each $1 the participant contributes on the first 4% of eligible compensation. We contribute $0.50 for each $1 contributed on the next 4% of eligible compensation. In the MCN portion of the Savings Plan, for Mr. Kurmas, we make matching contributions $1 for $1 on the first 6% of eligible compensation. All of the Named Executive Officers are vested in their Company matching contributions. For participants hired beginning in 2012 (2013 for non-regulated affiliate companies), the Company automatically contributes an amount, in addition to the DTE Electric matching contributions described above, that is equal to 4% of eligible compensation (“additional employer contributions”). None of the Named Executive Officers are eligible for the additional employer contributions.
Participants may direct their contributions and related company contributions to any investment option available under the Savings Plan, other than the investment options available under the self-directed account feature of the Savings Plan, subject to the trading restriction on Section 16 insiders. Under this trading restriction, participants designated as Section 16 insiders are restricted from transactions involving DTE Energy stock except during the four open window periods that occur each year after corporate earnings are announced. Investment directions and exchanges may be made on a daily basis.

Nonqualified Deferred Compensation
The following table details the contributions (both employee and Company), earnings on the total account, withdrawals/distributions and aggregate year-end balance for the Supplemental Savings Plan for 2016. This plan is more fully described below.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Balance at Last Fiscal Year End ($)
Gerard M. Anderson	111,352	69,111	399,034	3,425,546
Peter B. Oleksiak	42,887	23,940	24,868	375,579
Steven E. Kurmas	23,733	25,122	64,230	598,540
David E. Meador	51,555	38,667	130,595	1,432,854
Gerardo Norcia	34,074	26,600	54,878	599,034

(1)	During 2016, all of the Named Executive Officers were participants in the Supplemental Savings Plan. These amounts represent the amounts deferred from base salary into the Supplemental Savings Plan.

(2)	These amounts are the Company matching contributions to the Supplemental Savings Plan for 2016 and are included in the “Summary Compensation Table” on page 53 as “All Other Compensation.”

(3)
These earnings represent the total investment income earned in 2016 on the various investment alternatives that can be selected and directed by participants. The aggregate earnings are not reported as compensation in the Summary Compensation Table.

The Supplemental Savings Plan — The percentage a participant may contribute to the Supplemental Savings Plan is the same as the pre-tax percentage that the participant elects to contribute to the Savings Plan. Employer matching contributions and additional employer contributions mirror those under the Savings Plan. The investment options and restrictions are the same as under the Savings Plan.
Participants are 100% vested at all times in the value of their contributions, Company matching contributions and additional employer contributions in the Supplemental Savings Plan.
We maintain bookkeeping accounts for participants in the Supplemental Savings Plan. In order to comply with Internal Revenue Code Section 409A, there are separate accounts for monies deferred, for Company matching contributions and additional employer contributions, on or after January 1, 2005. A participant’s benefit will be comprised of separate bookkeeping accounts evidencing his or her interest in each of the investment funds in which contributions and related employer contributions have been invested. No actual “contributions” are made to the funds themselves. Earnings or losses are calculated using the daily valuation methodology employed by the record keeper for each corresponding fund under the Savings Plan.
When a participant terminates employment with the Company the participant will be eligible to receive the full value of his or her Supplemental Savings Plan account, including all of his or her own contributions and all Company contributions, adjusted for investment earnings and losses. In the event of death, a lump sum distribution will be paid to the participant’s spouse or other designated beneficiary.
Distributions from the Supplemental Savings Plan will be paid in cash. Distributions will be made in accordance with the participant’s distribution election. A participant may elect to take a lump sum distribution or annual payments over a period of not less than two years and not more than 15 years. Lump sums and the first annual installment payments from the participant’s pre-2005 account will be made no later than March 1 of the plan year following the year of termination. Subsequent annual installments will be made no later than March 1 of the installment period. In practice, lump sums, the first annual installment payment and subsequent annual installment payments are made in January. Lump sums and the first annual installment payments from the participant’s post-2004 account will be made as of January 1 of the plan year following the year of termination or next following the latest date to which the participant deferred the distribution under the terms of the plan; however, Named Executive Officers and certain other executives must wait a minimum of six months after termination prior to receiving a distribution from post-2004 balances. Subsequent annual installments will be made as of January 1 of the installment period.
Potential Payments Upon Termination of Employment
Other than the Change-In-Control Severance Agreements discussed below, we have not entered into any other severance agreements or other arrangements with the Named Executive Officers and do not maintain any other severance benefit programs for the Named Executive Officers.
Change-in-Control Benefits
We have entered into Change-In-Control Severance Agreements with certain executives, including the Named Executive Officers. The agreements are intended to provide continuity of management in the event there is a change in control of the Company and to align executive and shareholder interests in support of corporate transactions.

For purposes of these agreements, a change in control occurs if (i) we or our assets are acquired by another company or if we merge, consolidate, or reorganize with another company and less than 55% of the new or acquiring company’s combined voting stock is held by holders of the voting stock of the Company immediately prior to the change-in-control transaction, (ii) a “person” becomes the beneficial owner of at least 20% of the Company’s voting stock, (iii) a majority of the Company’s Board members change within a period of two consecutive years, (iv) the Company’s shareholders approve a complete liquidation or dissolution of the Company, or (v) the Company executes, at the direction of the Board, one or more definitive agreements to engage in a transaction that will result in one of the events described in (i) through (iv).
The Change-In-Control Severance Agreements provide for severance compensation in the event that the executive’s employment is terminated (actually or constructively) within two years after a change in control of the Company. The severance compensation provided to an executive following a qualifying termination is the same for all of the change-in-control events. The cash severance benefit is the sum of (i) a multiple of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met, plus (ii) a lump sum payment of the executive’s pro-rated annual bonus (reduced by any pro-rated annual bonus otherwise paid because of the executive’s termination). The multiple for the Named Executive Officers is 200%. An additional amount is paid as consideration for the prohibition against engaging in any competitive activity for one year after termination that is imposed by the Change-In-Control Severance Agreement. The additional amount for the Named Executive Officers is 100% of the executive’s base salary plus annual bonus, assuming target performance goals for such year would be met. The Change-In-Control Severance Agreement does not provide any gross-up payments for the purposes of payment of excise taxes.
The Company’s retiree health and life insurance plans separately provide that any non-represented employee who receives severance pay because of a change in control will be credited with additional years of service after age 45 for purposes of eligibility for retiree health and life insurance equal to individual’s “benefit continuation period” under the applicable severance agreement or program. Under these provisions, the Named Executive Officers would be credited with an additional two years of service after age 45 for purposes of eligibility for retiree health and life insurance benefits.
The severance payment includes payment by the Company for outplacement services by a firm selected by the Named Executive Officer in an amount up to 15% of the Named Executive Officer’s base pay.
In addition, the executive would receive an additional two years of age and service credits for purposes of the MSBP (if the executive is a participant in the MSBP, as are Messrs. Anderson, Oleksiak and Meador), or an additional two years of compensation credits for purposes of the ESRP, a cash payment representing health care and other welfare benefits for two years, and outplacement services. If the executive is subject to the Company’s mandatory retirement policy (as are the Named Executive Officers), the benefits provided under a Change-In-Control Severance Agreements are subject to reduction depending on the executive’s age at termination. Executives who have Change-In-Control Severance Agreements and are participants in the MSBP who meet certain age and service requirements at the time of their termination would receive an immediate distribution of their benefit under the MSBP.
In addition, the Long-Term Incentive Plan provides that all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) upon the occurrence of a change-in-control event (iv) described above or upon the occurrence of a change-in-control event (i) described above if the new or acquiring entity fails to replace or continue the awards. Performance shares will be based on the greater of target performance or actual performance through the change-in-control date. If a change-in-control event (i) described above occurs and the new or acquiring entity replaces or continues the awards, all options, restricted stock awards and performance shares will become exercisable or vested or will be earned (as applicable) as of the earlier of the date specified in the award agreement or the executive’s qualifying termination, which generally must occur within two years after the change-in-control date.
We have an irrevocable trust established to provide a source of funds to assist us in meeting our obligations under the Change-In-Control Severance Agreements and certain other director and executive compensation plans described previously. We may make contributions to the trust from time to time in amounts determined sufficient to pay benefits when due to participants under such plans. Notwithstanding the trust, these plans are not qualified or fully funded, and amounts on deposit in the trust are subject to the claims of the Company’s general creditors.
The following table provides the estimated lump-sum or present values of the various change-in-control protections as if a qualifying termination had occurred on December 31, 2016.

Name	Severance Amount ($)(1)	Pro- Rated Bonus ($)(2)	Pension Enhance-ment ($)(3)	Accelerated LTIP Awards ($)(4)	Out- placement ($)(5)	Health & Welfare Benefits ($)(6)	Non- Compete ($)(7)	Total ($)
Gerard M. Anderson	5,720,000	–	1,275,189	18,884,500	195,000	86,300	2,860,000	29,020,989
Peter B. Oleksiak	1,984,500	425,250	1,307,828	3,073,173	85,050	86,300	992,250	7,954,351
Steven E. Kurmas	2,394,000	–	898,067	5,206,171	99,750	86,300	1,197,000	9,881,288
David E. Meador	2,520,000	–	274,925	4,884,145	105,000	86,300	1,260,000	9,130,370
Gerardo Norcia	2,394,000	532,000	718,529	4,769,611	99,750	86,300	1,197,000	9,797,190

(1)
The severance amount equals two times each Named Executive Officer’s base salary and target bonus as of December 31, 2016, reduced by the target bonus payable under the terms of the Annual Incentive Plan (“AIP”) because the executive has attained age 55 and completed 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

(2)
The pro-rated bonus is equal to the Named Executive Officer’s base salary as of December 31, 2016 multiplied by the 2016 plan year AIP target, less the AIP that would be paid under the AIP plan document because the executive is age 55 with 10 years of service. Messrs. Anderson, Kurmas and Meador each have attained age 55 and completed 10 years of service.

(3)
The pension enhancement represents the present value of the additional two years of age and service awarded under the MSBP formula or two additional years of compensation credits awarded under the ESRP formula per the Change-In-Control Severance Agreements.

(4)	This column reflects the acceleration of stock options, performance shares and restricted stock granted under the Company’s Long-Term Incentive Plan.

(5)	Outplacement benefits are capped at 15% of each Named Executive Officer’s base salary.

(6)
This column includes family coverage costs for medical, dental and vision benefits for a 24-month period. Also included are life insurance, long-term disability insurance, and accidental death and disability insurance for a 24-month period.

(7)	The consideration for the non-competition prohibition in the Change-In-Control Severance Agreement is 100% of each Named Executive Officer’s base salary and target bonus as of December 31, 2016.

Proposal No. 5 — Shareholder Proposal — Assessment of Public Policies and Technological Advances Consistent with Two Degree Global Warming Limit
The Company expects the following shareholder proposal to be presented for consideration at the annual meeting which was co-filed by (a) the Office of the Comptroller of State of New York, as custodian and trustee of the New York State Common Retirement Fund (the “New York State Fund”) and the administrative head of the New York State and Local Retirement System, (b) Everence Financial on behalf of the Praxis Value Index Fund and (c) Mercy Investment Services, Inc. The New York State Fund beneficially owned an aggregate of 459,220 shares of the Company’s common stock as of November 18, 2016. The Praxis Value Index Fund beneficially owned 3,270 shares of the Company’s common stock as of November 21, 2016. Mercy Investment Services, Inc. beneficially owned 1,452 shares of the company’s common stock as of November 18, 2016. The proposal, along with the supporting statement, is included below. The New York State Fund’s request was submitted by Thomas P. DiNapoli, Comptroller of the State of New York, 59 Maiden Lane, New York, New York 10038 on behalf of the New York State Fund. The Praxis Value Index Fund’s co-filed proposal was submitted by Chris C. Meyer, Everence Financial, 1110 N. Main St, P.O. Box 483, Goshen, IN 46527. Mercy Investment Services, Inc.’s co-filed proposal was submitted by Mary Minette, Mercy Investment Services, 2039 North Geyer Road, St. Louis, MO 63131.
The following proposal and supporting statement were jointly submitted by the New York State Fund, Praxis Value Index Fund, and Mercy Investment Services, Inc.
Shareholder Proposal and Supporting Statement
Whereas: In November 2016 the Paris Agreement entered into force and its goal of keeping global temperature rise well below 2 degrees Celsius will begin to shape national policy decisions. To meet this goal the International Energy Agency estimates that the global average carbon intensity of electricity production will need to drop by 90 percent. As long-term shareholders, we would like to understand how DTE Energy is planning for the risks and opportunities presented by global efforts to keep global temperatures within acceptable boundaries.
In June 2016, the credit rating agency Moody’s indicated that they would begin to analyze carbon transition risk based on scenarios consistent with the Paris Agreement, and noted the high carbon risk exposure of the power sector.
Rapid expansion of low carbon technologies including distributed solar, battery storage, grid modernization, energy efficiency and electric vehicles provide not only challenges for utility business models but also opportunities for growth. Many large corporations are actively seeking to increase their use of renewable energy, providing a significant market opportunity for forward-thinking utilities. The International Energy Agency and the International Council on Clean Transportation forecast that electrification of transport will play a critical role in achieving the necessary greenhouse gas reductions by 2050.
DTE Energy is the 17th largest CO2 emitter in the U.S. and relies on coal for more than 70% of its power generation. DTE does not provide information on its long-term strategy or plan to decarbonize in ways that are consistent with the Paris Climate Agreement. As investors, we are concerned that DTE is not properly accounting for the risk of its current high reliance on carbon-intensive generation.
A 2 degree scenario analysis of our company’s current generation and future plans will generate a more complete picture of current and future risks and opportunities than business as usual planning. By assessing the impact of a 2 degree scenario on the company’s full portfolio of power generation assets and planned capital expenditures through 2040, including the financial risks associated with such scenarios, the company can better plan for future regulatory, technological and market changes.
Resolved: Shareholders request that DTE Energy, with board oversight, publish an assessment (at reasonable cost and omitting proprietary information) of the long term impacts on the company’s portfolio, of public policies and technological advances that are consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels.

Supporting Statement:
This report could include:

•	How DTE Energy could adjust its capital expenditure plans to align with a two degree scenario; and

•
Plans to integrate technological, regulatory and business model innovations such as electric vehicle infrastructure, distributed energy sources (storage and generation), demand response, smart grid technologies, and customer energy efficiency as well as corresponding revenue models and rate designs.

Board of Directors Response
THE BOARD OF DIRECTORS OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS A VOTE AGAINST IT FOR THE REASONS SET FORTH BELOW:

The Company takes its responsibility for environmental stewardship seriously and provides extensive public disclosure about its environmental, social and governance sustainability performance. As described below, we continuously analyze and disclose risks and opportunities related to environmental policy and technological changes that are reasonably foreseeable. In fact, we are in the process of transforming our generation fleet to make it environmentally cleaner, including significantly reducing carbon emissions. We do not view the intended emission reduction goals of this proposal as additive to those efforts we already have underway. This shareholder proposal, however, calls for an assessment of impacts through 2040, and ties the assessment to the goals of the Paris Agreement, which has a scope far beyond the Company’s ability to influence. Because of the global nature of the climate issue such an assessment would be of questionable value. It would necessarily be based on speculation about developments over the next 24 years and would not provide useful information to investors.
In the view of the Board of Directors, preparing such an assessment would not be in the best interest of the Company and its shareholders. The Company contacted the proponents to try to address their concerns, but the discussion did not lead to retraction of the proposal.

The Company prepares an annual Corporate Citizenship Report (CCR), which is publicly disclosed at dtecitizenship.com. The CCR contains detailed and robust disclosure of our environmental initiatives within the context of the utility industry’s transformation to a lower-carbon future. Our disclosure is compliant with the Global Reporting Initiative, a voluntary, international framework that provides guidance to organizations on non-financial reporting. The 2015-2016 CCR describes our plans over the next 15 years to shift our generation portfolio away from coal to a more balanced mix of coal, natural gas, nuclear and renewables resulting in significant carbon dioxide emission reductions.

The CCR sets forth our two-part goal to reduce carbon dioxide emissions from electric generation: (i) a 20 percent reduction below 2010 levels by 2020, and (ii) a 40 percent reduction below 2010 levels by 2030. Our 2015 total emissions of carbon dioxide from electric generation were 17 percent below 2010 levels, indicating we are well on our way to achieving the 2020 goal.

The Board and the Public Policy and Responsibility Committee (“PPRC”) oversee the Company’s policies and practices in these areas. As outlined in its charter, the PPRC advises the Board on emerging social, economic, political, reputational and environmental issues that could significantly affect the Company’s business and performance in relation to the community, shareholders, customers and employees. The PPRC’s responsibilities and duties include direct responsibility for climate change issues that affect the Company. The PPRC is composed of independent members of the Board, and it has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary to carry out its duties.

As disclosed elsewhere in this proxy, the Company actively communicates with its shareholders about a broad range of topics. Our shareholder engagement efforts have generated valuable feedback related to renewable energy and sustainability, and we will continue to seek input from our shareholders around these issues.

The Company also takes initiative in helping to craft public policy and legislation related to environmental sustainability. DTE Energy actively participated with the U.S. Environmental Protection Agency (EPA), Michigan’s Agency for Energy, Michigan’s Department of Environmental Quality, the Edison Electric Institute and other business and community stakeholder groups to shape final carbon performance standards, including the Clean Power Plan issued by EPA in 2015. Despite the Supreme Court’s stay of the Clean Power Plan in early 2016, DTE

Energy will continue to retire aging coal plants and replace these with cleaner natural gas and renewable energy over the next decade. On June 8, 2016, the Company announced it would retire eight coal-fired energy generating units at three sites in Michigan within the next seven years.

To offset the retirement of coal-fired generation, we have invested approximately $1 billion in renewable energy since 2008 and we have spurred an additional $1 billion in third-party renewable energy investment since 2009. We generated or contracted for about 3.6 million MWh of electricity from renewable energy sources in 2015, enough to power about 450,000 households. By the end of 2015, DTE Energy met Michigan’s 10 percent renewable energy standard based on retail sales. Recently, DTE Energy led efforts to create new comprehensive legislation in Michigan which led to the December 2016 passage by the Michigan Legislature of an energy plan that includes a 15 percent renewable energy standard by 2021. We are well positioned to meet this target—DTE Energy is Michigan’s largest investor in renewable energy. We have also carried out customer energy efficiency programs that have consistently exceeded targets, resulting in savings since 2009 of the equivalent carbon emissions from the annual energy use of almost 237,000 homes.

As noted above, the Company is a proactive leader in reducing carbon emissions and in providing extensive disclosure about our plans to utilize available technologies to meet our environmental sustainability goals. We will continue to analyze trends in public policy and technological advances, and disclose to our stakeholders the impacts we can foresee. This proposal, however, would lead to a duplicative and speculative assessment that would waste valuable Company resources without a corresponding benefit.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL RELATING TO AN ASSESSMENT OF PUBLIC POLICIES AND TECHNOLOGICAL ADVANCES CONSISTENT WITH A TWO DEGREE GLOBAL WARMING LIMIT.

Consideration of Any Other Business That May Come Before the Meeting
Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

2017 PROXY STATEMENT OF DTE ENERGY COMPANY
INFORMATION CONCERNING VOTING AND PROXY SOLICITATION
QUESTIONS AND ANSWERS

Why did I receive proxy materials?
You received these materials because you own DTE Energy common stock. As a shareholder you have the right to vote your shares on matters presented at the annual shareholder meeting to be held on May 4, 2017, or at any adjournments or postponements of this meeting.
What is a proxy?
The Board is asking you to give us your “proxy” to vote your shares at the annual shareholder meeting to be held on May 4, 2017, or at any adjournments or postponements of this meeting. Giving us your proxy means that you authorize us to vote your shares of our common stock at the annual meeting in the manner you direct. You will grant this permission by either mail, Internet, telephone or in person.
Through the mail, you may grant us permission to vote your shares on your behalf using a “proxy card” or a “voting instruction form” depending on how the ownership of your shares is reflected in our records.
If you are a Registered Shareholder, a “proxy card” is the document used to designate your proxy to vote your shares. If you are a Beneficial Shareholder, a “voting instruction form” is the document used to designate your proxy to vote your shares. See “What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder”? below for further information.
In addition, all shareholders may vote their shares through the Internet, by telephone or in person at the annual meeting.
In this proxy statement, the term “proxy card” refers to the proxy card itself or the voting instruction form used by beneficial holders, unless otherwise indicated.
What is the difference between a “Registered Shareholder” and a “Beneficial Shareholder”?
A “Registered Shareholder”, also referred to as a “shareholder of record”, is a shareholder with shares registered in their name with Wells Fargo Bank, National Association, Shareowner Services Division, our transfer agent (“Wells Fargo Shareowner Services”). Individuals who hold physical certificates and/or are participants in the DTE Energy Dividend Reinvestment and Stock Purchase Plan (“DRIP”), make up the largest portion of Registered Shareholders.
A “Beneficial Shareholder”, also referred to as a “street name holder”, is a shareholder with shares held in a stock brokerage account by a bank or other nominee. Beneficial Shareholders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares using a method described under “How do I vote?” below.
Please note that within this section if no “Registered” or “Beneficial” designation is given to the term “Shareholder” we are referring to all DTE Energy Shareholders as of the Record Date.

What are the purposes of this annual meeting?
At the meeting, our shareholders will be asked to:

1.
Elect twelve directors. The nominees are Gerard M. Anderson, David A. Brandon, W. Frank Fountain, Jr., Charles G. McClure, Jr., Gail J. McGovern, Mark A. Murray, James B. Nicholson, Charles W. Pryor, Jr., Josue Robles, Jr., Ruth G. Shaw, David A. Thomas and James H. Vandenberghe for terms expiring in 2018. (See “Proposal No. 1 - Election of Directors” on page 5);

2.
Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2017. (See “Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm” on page 28);

3.	Provide an advisory vote to approve the Company’s executive compensation. (See “Proposal No. 3 - Advisory Proposal - Nonbinding Vote to Approve Executive Compensation” on page 31);

4.
Provide an advisory vote on the frequency of advisory votes to approve executive compensation. (See “Proposal No. 4 - Advisory Proposal - Frequency of Advisory Votes to Approve Executive Compensation" on page 33);

5.
Vote on a shareholder proposal to publish an assessment of long-term impacts on the company’s portfolio, of public policies and technological advances consistent with limiting global warming to no more than two degrees Celsius over pre-industrial levels, if properly presented at the 2017 Annual Meeting. (See “Proposal No. 5 - Shareholder Proposal - Assessment of Public Policies and Technological Advances Consistent with Two Degree Global Warming Limit” on page 65); and

6.
Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting. (See “Consideration of Any Other Business That May Come Before the Meeting” on page 67).

Who is entitled to vote?
Only DTE Energy common stock shareholders of record at the close of business on March 7, 2017 (the “Record Date”) are entitled to vote at the annual meeting. Each share of common stock has one vote with respect to each matter coming before the meeting.
How do I vote?
Registered Shareholders - You will receive voting instructions directly from Wells Fargo Shareowner Services. You may vote your shares held as of the Record Date through the Internet, by telephone, by mail or by casting a ballot in person at the annual meeting.

•	To vote through the Internet or by telephone, follow the instructions attached to your proxy card or meeting notice.

•	To vote by mail, sign and date each proxy card (if you receive a paper copy) and return it in the enclosed prepaid envelope.

•
To vote in person at the annual meeting, please see the instructions under “How do I attend the annual meeting?” on page 72 below. You may use your own proxy card to vote or use a blank one provided at the meeting.

Note that if you vote more than once, your last vote counts and supersedes all others. See “Can I change or revoke my vote?” below for further information.

If you sign and return your proxy card, but do not specify how you wish to vote, your shares will be voted as the Board recommends. Your shares will also be voted as recommended by the Board, in its discretion, on any other business that is properly presented for a vote at the meeting. See “Consideration of Any Other Business That May Come Before the Meeting” on page 67.
Beneficial Shareholders - You must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed, or should have provided a “Notice Card” or “Voting Instruction Form” for you to direct them how to vote your shares. Unlike the Registered Shareholders, you will not be able to vote your shares in person at the annual meeting unless you obtain a legal proxy from your brokerage firm, bank or other nominee. See “How do I attend the annual meeting?” on page 72 below for information regarding legal proxies.
If your DTE Energy shares are owned through the DTE Energy Company Savings & Stock Ownership Plan, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers or the DTE Gas Company Investment and Stock Ownership Plan (“401(k) plans”), see “What shares are included on my proxy card or meeting notice?” below.

What shares are included on my proxy card or meeting notice?
Registered Shareholders - The proxy card or meeting notice you received covers all of the shares eligible to be voted in your account as of the Record Date regardless of type, including any shares held in certificated form or shares held in the DRIP.
401(k) plan Participants - The proxy card serves as a voting instruction to the Trustee for DTE Energy common stock owned by employees and retirees of DTE Energy and its affiliates in their respective 401(k) plans. Please note that if you are also a Registered Shareholder, shares held in the 401(k) plans will be listed separately and will be voted together with your registered shares on one proxy card.
Beneficial Shareholders - Separate voting instructions will be provided by each of your brokerage firms, banks or other nominees for shares held in street name.
Can I change or revoke my vote?
Yes. If you are a Registered Shareholder and/or own DTE Energy shares within the 401(k) plan, any subsequent vote or revocation received by the voting deadline will supersede your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. Deadlines for voting are indicated on the proxy card or meeting notice.
If you are a Registered Shareholder and wish to change your vote using a new proxy card, please call 1-866-388-8558 to request a new proxy card.
Registered Shareholders may also change their vote on their registered shares by voting in person at the annual meeting.
If you wish to revoke any prior vote you must submit a letter addressed to our tabulator, Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-9397. It must be received prior to the meeting to be processed.

Beneficial Shareholders should contact their brokerage firm, bank or other nominee regarding the timing and method to change or revoke their vote.
Is my vote confidential?
Yes, your vote is confidential. Your vote is received and counted by the tabulator and inspector of election, Wells Fargo Shareowner Services. Your vote will not be disclosed except as required by law or in other limited circumstances.
Will I receive an Annual Report?
DTE Energy no longer provides a separate “Annual Report.” The Company’s Form 10-K, filed with the SEC, is provided to Shareholders with the proxy materials and serves as our “Annual Report” to our Shareholders.
What does it mean if I get more than one set of proxy materials or meeting notices?
In addition to reducing mailing costs by providing meeting notices, we also try to reduce costs relating to mailing duplicate sets of proxy materials by a method called householding. See “What is “householding” and how am I affected?” below. Despite these efforts, you may receive multiple copies of proxy materials if your shares are registered differently (i.e. trust, joint, name spelling variation, etc.) and/or if they are in more than one account (i.e., broker, bank, transfer agent, etc.). Please vote all of the proxies that you receive and consider consolidating your accounts.
If you are a Registered Shareholder receiving multiple sets of materials and wish to consolidate accounts please contact Wells Fargo Shareowner Services at 1-866-388-8558.
If you are a Beneficial Shareholder receiving multiple sets of materials and wish to consolidate accounts, please contact your brokerage firm, bank or other nominee.

What is “householding” and how am I affected?
For those Shareholders receiving paper copies of the Form 10-K and proxy statement, the SEC permits delivery of a single copy of these statements to Shareholders who have the same address and last name. This procedure, called “householding,” reduces the volume of duplicate information mailed and reduces printing and postage costs.
Despite “householding” of printed material, each Shareholder living at the same address will continue to receive a separate proxy card.
Registered Shareholders and DTE Energy 401(k) plan Participants: If you prefer to receive separate copies of our annual reports and proxy statements, now or in the future, please submit a written request to: Wells Fargo Shareowner Services, Attn: Householding/DTE Energy, P.O. Box 64854, St. Paul, MN 55164-0854. Separate sets of documents will be promptly delivered to you.
Beneficial Shareholders can request information about “householding” by contacting their brokerage firm, bank or other nominee of record.

Can I elect to receive or view DTE Energy’s annual report (Form 10-K) and proxy statement electronically?
Yes. If you are a Registered Shareholder and you received printed proxy materials, you may elect to receive future proxy materials electronically. To do so you must provide your consent and enroll in this service at investorelections.com/dte, where step-by-step instructions will prompt you through the enrollment process.
By consenting to electronic delivery, you are stating that you currently have, and expect to have, access to the Internet. If you do not currently have, or do not expect to have, access to the Internet, please do not elect to have documents delivered electronically.
If you have previously enrolled, you will receive an email notification directing you to the website where you can view, search and print the annual report and proxy materials and vote your shares.
If this is your first time registering for electronic delivery, your enrollment will be effective for the 2018 annual meeting.
Beneficial Shareholders should contact their brokerage firm, bank or other nominee and inquire about their electronic delivery options.
All DTE Energy Shareholders can view, search and print the current year’s proxy statement and Form 10-K at proxydocs.com/dte.
What constitutes a quorum?
There were 179,388,288 shares of our common stock outstanding on the Record Date. Each share is entitled to one vote with respect to each matter coming before the annual meeting. A majority of these outstanding shares present or represented by proxy at the meeting constitutes a quorum. A quorum is necessary to conduct an annual meeting.

What are abstentions and broker non-votes and how do they affect voting?
Abstentions - If you specify on your proxy card that you wish to “abstain” from voting on an item, your shares will not be voted on that particular item. Abstentions are counted toward establishing a quorum, but not toward determining the outcome of the proposal to which the abstention applies.
Broker Non-Votes - Under New York Stock Exchange rules, if your broker holds your shares in its name and does not receive voting instructions from you, your broker has discretion to vote these shares on certain “routine” matters, including the ratification of the appointment of the independent registered public accounting firm. Voting to elect directors in an uncontested election, to approve executive compensation, to approve the frequency of advisory votes on executive compensation, and to consider any shareholder proposals are all non-routine matters. Consequently, your broker must receive voting instructions from you in order to vote with respect to proposals 1, 3, 4 and 5 at our 2017 annual meeting. On routine matters, including proposal 2, shares voted by brokers without instructions are counted toward the outcome.

How does the voting work?
For each item, voting works as follows:
Proposal No. 1—Election of Directors. The election of each director requires approval by a majority of the votes cast, i.e., each of the twelve nominees for director must receive more than fifty percent of the votes cast at the meeting to be elected. You may withhold votes from one or more directors by writing their names in the space provided for that purpose on your proxy card. Withhold votes are counted as votes cast and treated as votes against the relevant director. Failure to vote and broker non-votes will not be considered as votes cast for the election of directors and will not be counted either for or against each director. If you vote by telephone or the Internet, follow the instructions attached to the proxy card or meeting notice. Your broker is not entitled to vote your shares on this matter unless instructions are received from you. You cannot vote for more than twelve directors.
Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of an independent registered public accounting firm requires approval by a majority of the votes cast. Abstentions are not considered votes cast and will not be counted either for or against this matter. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Proposal No. 3—Nonbinding Vote to Approve Executive Compensation. Approval of the Management Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions are not considered votes cast and will not be counted as either votes for or against this proposal.

Proposal No. 4—Frequency of Advisory Votes to Approve Executive Compensation. Approval of the frequency of advisory votes to approve executive compensation will be determined by a plurality of the votes cast. Accordingly, whichever of the three options receives the most votes will be considered the frequency approved by our shareholders. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions are not considered votes cast and will not be counted in determining the plurality.
Proposal No. 5—Shareholder Proposal—Assessment of Public Policies and Technological Advances Consistent with Two Degree Global Warming Limit. Approval of the Shareholder Proposal requires approval from a majority of the votes cast. Your broker is not entitled to vote your shares unless instructions are received from you. Abstentions and broker non-votes are not considered votes cast and will not be counted either for or against this matter.
How do I attend the annual meeting?
All Shareholders as of the Record Date, or their duly appointed proxies, may attend the annual meeting. You must pre-register in order to attend. Please contact DTE Energy Shareholder Services by email at shareowner@dteenergy.com or by telephone at (313) 235-4200 and provide your name, address, telephone number with area code, and note that you plan to attend the annual meeting. DTE Energy will independently verify the status of Registered Shareholders as of the Record Date. Beneficial Shareholders must provide evidence of share ownership to DTE Energy Shareholder Services.

Beneficial Shareholders—Beneficial Shareholders must contact their brokerage firm, bank or other nominee and obtain a legal proxy in order to attend the meeting and vote their shares in person. Generally, there will be a box that you can check on the voting instruction card or website to indicate that you wish to attend and vote your shares at the annual meeting. You must provide a copy of the legal proxy to DTE Energy Shareholder Services as definitive proof of ownership as of the Record Date in order to attend the meeting and to vote your shares in person.

If a Beneficial Shareholder does not obtain a legal proxy but still wants to attend the annual meeting (and not vote their shares in person), you may provide other evidentiary material, such as broker statements, trade advices or a letter from your broker proving ownership as of the Record Date. DTE Energy reserves the right to restrict admission if evidentiary material is not definitive proof of proper and timely ownership.
DTE Energy will respond to all pre-registration requests and will maintain a list of verified Shareholders at the annual meeting. To gain admission at the meeting, you must present government-issued photo identification that matches the name on the pre-registration list.
Annual meeting pre-registration requests must be received by the end of business on Thursday, April 27, 2017.
Seating is limited and admission is on a first-come basis.
Location of the annual meeting:
The meeting will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, MA 02110.
How will the annual meeting be conducted?
The Chairman of the Board (“Chairman”), or such other director as designated by the Board, will call the annual meeting to order, preside at the meeting and determine the order of business. The only business that will be conducted or considered at this meeting is business discussed in this Proxy Statement, as no other shareholder complied with the procedures set forth in our Bylaws (as amended) for proposing other matters to be brought at the meeting.
How does a shareholder recommend a person for election to the Board for the 2018 annual meeting?
Recommendations for nominations by shareholders should be in writing and addressed to our Corporate Secretary at our principal business address. See the “Shareholder Proposals and Nominations of Directors” section of this Proxy Statement on page 74 for further information on submitting nominations. Once the Corporate Secretary properly receives a recommendation for nomination, the recommendation is sent to the Corporate Governance Committee for consideration. Candidates for directors nominated by shareholders will be given the same consideration as candidates nominated by other sources.

2018 ANNUAL MEETING OF SHAREHOLDERS
Our Bylaws provide that the annual meeting of shareholders will be held on such date and at such time and place as may be fixed by the Board. When the Board fixes the date for an annual meeting, it will be announced as soon as practicable.
Shareholder Proposals and Nominations of Directors
For Inclusion In Proxy Statement.     Shareholder proposals to be considered for inclusion in the Proxy Statement for the 2018 Annual Meeting must be received by the Corporate Secretary at our principal business address no later than 5:00 p.m. Detroit time on November 20, 2017.
For Matters to be Brought at the Meeting.     If a shareholder intends to submit a matter other than by timely submitting the proposal to be included in the Proxy Statement, the shareholder must give timely notice in accordance with our Bylaws. To be timely, a shareholder’s notice nominating a person for election to the Board or proposing other business must be received not earlier than the 150th day and not later than the close of business on the 120th day prior to the anniversary of the most recent annual meeting of shareholders.
Procedures for Submitting Proposals and Nominations.     Any shareholder who wishes to (i) nominate a person for election to the Board, or (ii) propose other items of business at an annual meeting must be a shareholder of record at the time of giving the notice and entitled to vote at the meeting. All notices must be received by the Corporate Secretary, One Energy Plaza, Room 2386 WCB, Detroit, Michigan 48226-1279, fax: 313-235-8871. Any such notice must include:

•	the name and address, as they appear on our books, of the shareholder making the proposal or nomination and of the beneficial owner, if any, on whose behalf the proposal or nomination is made;

•
the class and number of shares that are owned beneficially and of record by the shareholder making the proposal or nomination and by the beneficial owner, if any, on whose behalf the proposal or nomination is made; and

•
a representation that the person giving the notice is a shareholder of record entitled to vote at the annual meeting and intends to appear at the meeting in person or by proxy to make the nomination or propose the business specified in the notice.

In addition, our Bylaws require the following:
If a shareholder notice is nominating a person (a “Shareholder Nominee”) for election to the Board, the notice must also include:

•
the information that would be required to be disclosed in a proxy statement to comply with all applicable requirements of the Act and the rules and regulations thereunder as if each Shareholder Nominee had been nominated by the Board;

•
any additional information as necessary to permit the Board of Directors to determine if the Shareholder Nominee is independent under applicable listing standards, any applicable rules of the SEC and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Company’s directors;

•
written representation and agreement of the Shareholder Nominee, in the form provided by the Secretary upon written request, relating to the Shareholder Nominee’s compliance, in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, if elected as a director, with the Company’s corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines, any other Company code of conduct, policies and guidelines or any rules, regulations and listing standards, in each case as applicable to Company directors; and

•
a written representation and agreement of the Shareholder Nominee, that such person (i) is not and will not become a party to any agreement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question, and (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as director unless the terms of such agreement, arrangement or understanding have been provided to the Company.

Any shareholder notice to nominate a Shareholder Nominee must be accompanied by a written and signed consent of the Shareholder Nominee to serve as a director of the Company if elected.
If a shareholder notice is proposing any other items of business, the notice must also include as to each matter the shareholder proposes to bring before the annual meeting:

•	a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and

•	any material interest the shareholder or the beneficial owner, if any, on whose behalf the proposal is made, has in the matter.
A shareholder must also comply with all the applicable requirements of the Exchange Act for shareholder proposals, including matters covered by SEC Rule 14a-8. Nothing in our Bylaws affects any rights of shareholders to request inclusion of proposals in the proxy statement pursuant to SEC Rule 14a-8.
Proxies solicited by the Company for the 2018 annual meeting may confer discretionary authority to vote on an untimely proposal without express direction from the shareholders giving proxies.

SOLICITATION OF PROXIES
We will pay the cost to solicit proxies.  Directors and officers of DTE Energy and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or via the Internet, but no additional remuneration will be paid by the Company for the solicitation of those proxies. We paid $21,440.99 plus out-of-pocket expenses to Morrow & Co., LLC, 470 West Ave., Stamford, Connecticut 06902 to help distribute proxy materials and solicit votes in that same manner.
IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance by your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly vote by telephone or on the Internet or fill in, date, sign and return the enclosed proxy card in the envelope provided. If you do so now, we will be saved the expense of follow-up notices. `

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐	TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

IMPORTANT
The interest and cooperation of all shareholders in our affairs are considered to be of the greatest importance to your management. Even if you expect to attend the annual meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or on the Internet. If you do so now, we will be saved the expense of follow-up notices.

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3,
for the “EVERY YEAR” option for Proposal 4, and AGAINST Proposal 5.

1.	Election of directors: Nominees for Terms Ending in 2018	01	Gerard M. Anderson	07	James B. Nicholson	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees
		02	David A. Brandon	08	Charles W. Pryor, Jr.
		03	W. Frank Fountain, Jr.	09	Josue Robles, Jr.
		04	Charles G. McClure, Jr.	10	Ruth G. Shaw
		05	Gail J. McGovern	11	David A. Thomas
		06	Mark A. Murray	12	James H. Vandenberghe

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)
2.	Ratification of Appointment of Independent Registered Public Accounting Firm PricewaterhouseCoopers LLP			☐	For	☐	Against	☐	Abstain
3.	Advisory Proposal — Nonbinding Vote to Approve Executive Compensation			☐	For	☐	Against	☐	Abstain
4.	Advisory Proposal — Frequency of Advisory Votes to Approve Executive Compensation	☐	Every Year	☐	Every Two Years	☐	Every Three Years	☐	Abstain
5.	Shareholder Proposal — Publish an Assessment of Public Policies and Technological Advances Consistent with Two Degree Global Warming Limit			☐	For	☐	Against	☐	Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED AS THE BOARD RECOMMENDS, EXCEPT AS INDICATED ON THE REVERSE.

Date	Signature(s) in Box

Please sign exactly as your name(s) appears on your Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide the full name of the corporation and the title of the authorized officer signing the Proxy.

DTE ENERGY COMPANY
2017 ANNUAL MEETING OF SHAREHOLDERS
Dear Shareholder(s):
The Annual Meeting of Shareholders of DTE Energy Company will be held at the Boston Harbor Hotel, 70 Rowes Wharf, Boston, MA 02110 on Thursday, May 4, 2017 at 8:00 a.m. (EDT).
All shareholders must pre-register in order to attend DTE Energy Company’s Annual Meeting of Shareholders. Please contact DTE Energy Shareholder Services by e-mail at shareowner@dteenergy.com or by telephone at (313) 235-4200 and provide your name, address, telephone number and your request to attend. DTE Energy will respond to all pre-registration requests and will maintain a list of verified shareholders at the admission desk for the meeting. In addition to ownership confirmation, you must also present government-issued photo identification showing your name, address and signature for admission. No guests will be permitted. Annual meeting pre-registration requests must be received by the end of business on Thursday, April 27, 2017. Seating and parking are limited and admission is on a first-come basis.
Lisa A. Muschong
Vice President, Corporate Secretary and Chief of Staff
proxy

DTE ENERGY COMPANY PROXY CARD AND VOTING INSTRUCTION FORM
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
By signing on the other side, I (we) appoint Bruce D. Peterson, Lisa A. Muschong and David E. Meador, any or all of them, as proxies to vote my (our) shares of Common Stock of DTE Energy Company at the Annual Meeting of Shareholders to be held on Thursday, May 4, 2017, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
If you sign and return this proxy, the shares will be voted as directed. If no direction is indicated, the shares will be voted FOR Proposals 1, 2, and 3, for the “EVERY YEAR” option for Proposal 4, and AGAINST Proposal 5. Your telephone or Internet vote authorizes the named proxies to vote your shares as directed. Unless you have voted by telephone or Internet, or have returned a signed proxy, the shares cannot be voted for you (except that your broker can vote your shares on Proposal 2 without your instruction). If you are a registered shareholder, you can also vote your shares at the meeting.
For participants in one of the DTE Energy Company Savings Plans, by signing on the other side, you hereby direct Great-West Trust Company, LLC , as Trustee, to vote all shares of Common Stock of DTE Energy Company represented by your proportionate interest in the Trust at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 4, 2017, and at all adjournments thereof, upon the matters set forth on the reverse side hereof and upon such other matters as may properly come before the meeting.
The Trustee is directed to vote as specified on the reverse. If you sign and return this form, but do not otherwise specify, the Trustee will vote FOR Proposals 1, 2, and 3, for the “EVERY YEAR” option for Proposal 4, and AGAINST Proposal 5. Only the Trustee can vote your shares. Your shares cannot be voted in person.
For participants in the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, the DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and in the DTE Energy Plan portion of the DTE Energy Company Savings and Stock Ownership Plan: The Trustee only votes shares for which the Trustee has received your vote by telephone or Internet, or has received a signed voting instruction form.
For participants in the DTE Gas Company Investment and Stock Ownership Plan and in the Citizens Gas Plan and MCN Plan portions of the DTE Energy Company Savings and Stock Ownership Plan: Shares with respect to which the Trustee does not receive voting instructions will be voted by the Trustee in the same proportion as shares for which the Trustee receives voting instructions.
Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your Internet or phone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

:	(	*
INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/dte	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (EDT) on May 3, 2017.*	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (EDT) on May 3, 2017.*	Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Mailed copies must be received by 11:59 p.m. (EDT) on May 3, 2017.

*For DTE Energy Savings Plan participants — Internet and telephone voting are available through 11:59 p.m. (EDT) on May 1, 2017.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.